UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
RAM Energy Resources, Inc.
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RAM ENERGY RESOURCES, INC.
5100 East Skelly Drive, Suite 650
Tulsa, Oklahoma 74135

To the Stockholders of RAM Energy Resources, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of RAM Energy Resources, Inc. to be held on May 5, 2011, at the Westin New York at Times Square, 270 West 43rd Street, New York, New York 10036, commencing at 10:00 a.m., local time. We look forward to personally greeting as many of our stockholders as possible at the meeting.

The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. Immediately following the meeting, a report on our operations will be presented, including a question-and-answer and discussion period.

We know that most of our stockholders are unable to attend the Annual Meeting in person. We solicit proxies so that each stockholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please take a few minutes now to sign, date and return your proxy in the enclosed postage-paid envelope. Your vote is important regardless of the number of shares you own.

Thank you for your continued interest in RAM Energy Resources, Inc.

Very truly yours,

Larry E. Lee,
Chairman, President and Chief Executive Officer

April 4, 2011

RAM ENERGY RESOURCES, INC.
5100 East Skelly Drive, Suite 650
Tulsa, Oklahoma 74135

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 5, 2011

To the Stockholders of RAM Energy Resources, Inc.:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders of RAM Energy Resources, Inc. will be held at the Westin New York at Times Square, 270 West 43rd Street, New York, New York 10036, on May 5, 2011, commencing at 10:00 a.m., local time, for the following purposes:

1.	To elect two directors of RAM Energy Resources, Inc., to each serve for a term of three years;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

4.	To ratify and approve the appointment of UHY LLP as the Company’s independent auditors for 2011; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 30, 2011, as the record date for the meeting, and only holders of common stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

G. Les Austin
Secretary

Tulsa, Oklahoma
April 4, 2011

EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE.

Our Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at
http://investors.ramenergy.com/annual-proxy.cfm.

IMPORTANT VOTING INFORMATION

If you hold your shares through a broker, bank or other financial institution, the U.S. Securities and Exchange Commission (“SEC”) has approved a change to Nasdaq Rule 2251 that alters the manner in which your vote will be handled at our upcoming 2011 Annual Meeting. Stockholders who hold shares of our common stock through a broker, bank or other financial institution receive proxy materials before each stockholder meeting. In the past, if you did not transmit your voting instructions before the stockholder meeting, your broker was allowed to vote on your behalf on the election of directors and other matters considered to be routine.

A New Rule for Stockholder Voting

Effective September 21, 2010, Nasdaq Rule 2251 prevents your broker from voting on a discretionary basis for the election of a director (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 2), and the advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 3), unless you provide specific instructions by completing and returning the proxy card. For your vote to be counted, you will need to communicate your voting decisions on such matters to your broker, bank or other financial institution before the date of the stockholder meeting. However, your broker will continue to have discretionary voting authority under Nasdaq rules to vote your shares on the ratification and approval of UHY LLP as the Company’s independent auditors for 2011 (Proposal No. 4), even if the broker does not receive voting instructions from you.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the proxy card to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in our company’s future.

More Information Is Available

If you have any questions about this new rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder.

RAM ENERGY RESOURCES, INC.
5100 East Skelly Drive, Suite 650
Tulsa, Oklahoma 74135

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
May 5, 2011

This proxy statement is furnished by RAM Energy Resources, Inc. in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2011 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders, and at any and all adjournments of said meeting. Unless the context otherwise requires, all references to “we” and “us” refer to RAM Energy Resources, Inc. and its subsidiaries.

Voting

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy; however, if no specification is made the shares represented by proxy will be voted as recommended by our Board of Directors, to the extent permitted by law.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent (for example, if your shares are held in “street name”), you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form. Due to a change in the Nasdaq rules regarding broker discretionary voting, your broker will not be able to vote your shares for the election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 2), or the advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 3), unless you provide specific instructions by completing and returning your proxy card. See “Important Voting Information.”

Revocation of Proxies; Changing Your Vote

Even if you have given a proxy or given your broker, bank or other agent voting instructions, you have the power to revoke your proxy or change your voting instructions at any time before the Annual Meeting. Stockholders of record may revoke their proxy prior to its exercise by delivering written notice of revocation to our corporate Secretary, at 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135, by executing a later-dated proxy, or by attending the Annual Meeting and voting in person. If your shares are held by your broker or bank as a nominee or agent, you may change your vote by following the instructions provided by your broker or bank. You may also change your vote by voting in person at the Annual Meeting if you have obtained a valid proxy from your broker, bank, or other agent to vote your shares at the Annual Meeting.

Solicitation Expenses

We will pay the expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and the accompanying proxy. Such expenses may also include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of our common stock. We expect to solicit proxies primarily by mail, but our directors, officers, employees, and agents may also solicit proxies in person or by telephone or by other electronic means. This proxy statement and accompanying proxy were first mailed to our stockholders on or about April 4, 2011.

Quorum; Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of shares of our outstanding common stock representing a majority of the total combined voting power of all of our outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. If a quorum is present, the election of directors will require a plurality of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy. Two directors will be elected by a plurality of the votes cast by the holders of common stock. See “Proposal I—Election of Directors.” You may, with respect to the election of directors:

•	vote for the election of all nominees named herein;

•	withhold authority to vote for all such nominees; or

•	vote for the election of one nominee and withhold your vote for the other nominee by specifically so indicating in the space provided on the proxy.

The stockholder vote on executive compensation is advisory and non-binding on the Board of Directors or the Company in any way. The affirmative vote by holders of shares of our outstanding common stock representing a majority of the voting power of the shares present or represented by proxy at the Annual Meeting is required to approve this non-binding proposal. See “Proposal II—Advisory Vote on Executive Compensation.”

The stockholder vote on the frequency of advisory votes on executive compensation is advisory and non-binding on the Board of Directors or the Company in any way. Notwithstanding the recommendation of the Board of Directors and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as the adoption of material changes to our executive compensation programs. By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future say-on-pay votes once every one, two, or three years. A plurality of the votes cast by the holders of common stock is required to determine the outcome of this non-binding proposal. See “Proposal III—Advisory Vote on Frequency of Advisory Votes on Executive Compensation.”

The ratification of the selection of UHY LLP as our independent auditors for 2011 requires the affirmative vote by holders of shares of our outstanding common stock representing a majority of the voting power of the shares present or represented by proxy at the Annual Meeting. See “Proposal IV—Ratification of Appointment of Independent Auditors.”

Abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum. A broker non-vote occurs when a record owner holding shares for a beneficial owner does not vote on a particular proposal because the record owner does not have discretionary voting power under the applicable rules of The Nasdaq Stock Market with respect to such shares, and the record owner has not received instructions from the beneficial owner. Under amended NASDAQ Rule 2251, which was approved by the SEC on September 21, 2010, brokers do not have discretionary voting power with respect to any current proposal other than the ratification of the selection of UHY LLP as our independent auditors for 2011. Because the election of directors and the advisory vote on the frequency of advisory votes on executive compensation are both determined by a plurality of the votes cast, abstentions and broker non-votes will not be counted in determining the outcome of such proposals.

The advisory vote on executive compensation and the ratification of the appointment of UHY LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting. Abstentions will be counted in tabulating the votes for such proposals and, therefore, will have the same effect as a vote against the approval of the compensation paid to the Company’s named executive officers and the ratification of the appointment of UHY LLP as our independent registered public accounting firm. Broker non-votes will not be counted as shares present in tabulating the votes on the advisory vote on executive compensation.

As a matter of policy, we maintain proxies and voting tabulations that identify individual stockholders on a confidential basis. We make such documents available only to those persons who process the proxy cards, tabulate the vote and serve as inspectors of election, as well as certain of our employees responsible for the Annual Meeting. We do not disclose your vote except as may be necessary to meet legal requirements.

Only the holders of outstanding shares of our common stock of record at the close of business on March 30, 2011, are entitled to receive notice of and to vote at the Annual Meeting. On March 30, 2011, we had outstanding 78,378,233 shares of our common stock. Each share of common stock issued and outstanding on the record date is entitled to one vote on each matter to be voted upon at the Annual Meeting.

PROPOSAL I

ELECTION OF DIRECTORS

Our Board of Directors currently consists of four persons. Our Amended and Restated Certificate of Incorporation provides for three classes of directors. The term of each class of directors is three years, and the term of one class expires each year in rotation. The following is a list of our current directors, by class:

Term expiring in 2011	Sean P. Lane and John M. Reardon
Term expiring in 2012	Gerald R. Marshall
Term expiring in 2013	Larry E. Lee

Messrs. Lane and Reardon, each of whom currently is a director, have been nominated for election as directors at the Annual Meeting to serve for three-year terms ending in 2014. Two directors, Larry E. Lee and Gerald R. Marshall, will continue in office to serve pursuant to their prior appointments.

The persons named as proxies in the accompanying proxy, who have been designated as such by our Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Lane and Reardon. Should either of Messrs. Lane or Reardon become unable or unwilling for any reason to stand for election as a director, the persons named in the proxy will vote for the election of such other person as our Board of Directors may propose to replace such nominee. We know of no reason why either of Messrs. Lane or Reardon will be unavailable, unable or unwilling to serve.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. SEAN P. LANE AND JOHN M. REARDON AS DIRECTORS.

Information Relating to Our Directors and Executive Officers

Our Board of Directors and executive officers are:

Name	Age	Position

Larry E. Lee	62	Chairman, President and Chief Executive Officer
G. Les Austin	45	Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Larry G. Rampey	66	Senior Vice President
Drake N. Smiley	63	Senior Vice President
Sean P. Lane	52	Director
Gerald R. Marshall	77	Director
John M. Reardon	69	Director

Larry E. Lee has served as our chairman, president and chief executive officer since May 2006. He is a founder of our wholly-owned subsidiary, RAM Energy, Inc., or RAM Energy, and has served as its president and, with the exception of the period from June 1992 to November 1997, when he served as chief operating officer, he has served as its chief executive officer since September 1987. Mr. Lee became chairman of the board of RAM Energy in October 2005. Mr. Lee has been active in the oil and gas industry since 1976. Mr. Lee worked for the private companies of Goldman Enterprises and Kerr Consolidated before developing the RAM Energy companies in 1984. He served in the public sector as budget director for the city of Oklahoma City from 1971 to 1976, and was a member of the staff of Governor David Boren during 1976. Mr. Lee is a Wildcatter member of the Oklahoma Independent Petroleum Association and a member of the Independent Petroleum Association of America, having previously served as director. Mr. Lee serves on the Board of Trustees, the Executive Committee and Finance Committee of the Philbrook Museum of Art, where he is also Chairman of the Nominating Committee. He is a lifetime member of World Presidents’ Organization. Mr. Lee received his B.B.A. in finance from the University of Oklahoma.

G. Les Austin became our senior vice president, chief financial officer, secretary and treasurer on April 1, 2008. Mr. Austin served as vice president finance and chief financial officer of Matrix Service Company from June 2004 to March 2008. Mr. Austin had also served Matrix as vice president, accounting and administration, east coast, from March 2003 to May 2004, as vice president of financial reporting and technology from June 2002 to March 2003 and as vice president of financial planning and reporting from April 1999 to May 2002. Mr. Austin served as vice president of finance for Flint Energy Construction Company from February 1994 to March 1999 and prior to February 1994, was an audit manager with Ernst & Young LLP. Mr. Austin received a B.S. in Accounting and Information Technology from Oklahoma State University. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. In addition, Mr. Austin serves as a director on the Advisory Board of Oklahoma State University School of Accounting, as a director on the board of Hospitality House of Tulsa and as a member of the Sales Tax Oversite Committee for the City of Tulsa.

Larry G. Rampey has been an executive officer serving as our senior vice president since May 2006 and a senior vice president of RAM Energy since February 1998, previously serving as vice president of operations since May 1989. Mr. Rampey has 33 years of experience in the operation and management of both domestic and international oil and gas properties. From 1972 until May 1989, Mr. Rampey was employed by Reading & Bates Petroleum Co., holding positions of vice president of international operations and vice president of domestic operations. Mr. Rampey was employed by Amoco prior to joining Reading & Bates. Mr. Rampey is a member of the Society of Petroleum Engineers and the Oklahoma Independent Petroleum Association. Mr. Rampey received his B.S. in Industrial Engineering from Oklahoma State University.

Drake N. Smiley has been an executive officer serving as our senior vice president of land and exploration since May 2006 and has held a similar position with RAM Energy since 1998, previously serving as vice president of land since May 1989, with the exception of the period from 1994 until early 1997 when he left RAM Energy’s employment to serve as vice president of land with Continental Resources, Inc. He served as vice president of land, legal and business development of RAM Energy from February 1997 until December 1997. Prior to joining RAM Energy, Mr. Smiley was employed by Reading & Bates Petroleum Co., serving as manager of land. Before Reading & Bates, he was employed by Cities Service Company. Mr. Smiley has 33 years of experience in the petroleum industry and is a member of the Oklahoma and Tulsa County Bar Associations, the Tulsa and American Associations of Petroleum Landmen and the Oklahoma Independent Petroleum Association. He is a Kappa graduate of the University of Missouri, where he also received his Juris Doctorate.

Sean P. Lane has served on our Board of Directors since May 2006 and is chairman of the Nominating and Corporate Governance Committee of our Board of Directors. Mr. Lane is a practicing attorney, having received his J.D. from Georgetown University Law Center in 1983. At the outset of his legal career he was associated with the law firm of Brown & Wood (now Sidley Austin, LLP) and worked primarily in the areas of corporate finance, federal and state securities law, mergers and acquisitions, and general corporate law. He frequently worked as underwriters’ counsel in public and private placement financings, both debt and equity, serving, among others, the energy and environmental industries. Mr. Lane has extensive experience in the energy industry, having served as corporate secretary or general counsel to a variety of publicly traded companies involved in energy and environmental industries, such as Catalyst Energy Corporation, Catalyst Thermal Energy Corporation, Wheelabrator Technologies, Inc., Henley Properties, Inc., The Henley Group, Inc., and Compañia Boliviana de Energy Electrica, S.A.—Bolivian Power Company Limited. He currently serves as corporate secretary and general counsel of Olympus Power, LLC, a privately-held U.S. independent power company that owns and manages power plants that sell electricity and thermal energy to utilities and industrial concerns, and as corporate secretary and general counsel of Petro-Chem Development Co., Inc., a leading designer and supplier of process furnaces, direct-fired heaters and related environmental and efficiency equipment to the global petroleum refining and petrochemical production industries. Mr. Lane’s early career experience included two years on the staff of the United States Senate Committee on Commerce, Science and Transportation. He was one of the founders and a director of the National Independent Energy Producers, which became the principal industry lobbying group for independent power in the United States. He has participated and testified in or submitted comments to House and Senate hearings with respect to the Clean Air Act of 1990, the Energy Policy Act of 1992 and the Energy Policy Act of 2005. Mr. Lane’s experience in this area is directly relevant to our Company and its prospects as we continue to monitor federal environmental and energy regulatory and legislative issues.

Gerald R. Marshall has served on our Board of Directors since May 2006, and served on the RAM Energy Board of Directors since December 1997. He has been involved in commercial banking, mortgage banking, real estate and private investment activities for over 50 years. He holds a B.B.A. in both accounting and finance from the University of Oklahoma. Mr. Marshall is the chairman of the Audit Committee of our Board of Directors and is the designated audit committee financial expert on our Audit Committee as required by SEC regulations. Mr. Marshall has a long and distinguished career in commercial banking, having served as president, chief credit officer and a director of Liberty National Bank & Trust Company, Oklahoma City, Oklahoma; president, chief credit officer and a director of The First National Bank & Trust Company of Oklahoma City, Oklahoma; chairman and chief executive officer of Capital Bank, N.A., a New York Stock Exchange company headquartered in Houston, Texas; chairman and chief executive officer of Bank of Oklahoma, N.A., Oklahoma City, Oklahoma; president, chief executive officer and chairman of Savers, Inc. FSB, Little Rock, Arkansas; and vice chairman, chief credit officer and a director of MidFirst Bank in Oklahoma City, Oklahoma. His private investment experience includes serving as president and chief operating officer of Goldman Enterprises, a privately-owned diversified real estate and investment firm, and as president and chief executive officer of Midland Asset Management Co. During the mid-1980s, Mr. Marshall was president, chief executive officer, a director and principal shareholder of RAM Management Associates, an asset management and property disposition contractor engaged by the Resolution Trust Corporation and the Federal Deposit Insurance Corporation to foreclose commercial real estate collateral. His expertise in banking and credit markets, particularly in connection with financing oil and gas companies and their exploration and production activities, lends substantial credibility to our activities in these areas. Throughout his career, Mr. Marshall has worked with public accounting firms in connection with audits of both public and private companies and brings valuable practical and professional skills and a wealth of experience in this area to both our management team and the members of our Board.

John M. Reardon has served on our Board of Directors since May 2006 and is the chairman of the Compensation Committee of the Board. He served on the RAM Energy Board of Directors from January 1998 to May 2002 and again from and after October 2005. Mr. Reardon’s professional career in the commercial banking industry spans more than 40 years, primarily in top level executive positions. Most recently he served as market president of Union Bank of California, in Valencia, California, from November 2002 through October 2007. Prior to that time he was president and chief executive officer of Valencia National Bank, Santa Clarita, California, from August 1994 until November 2002, and senior vice president of Wells Fargo Bank, Los Angeles, California, from 1987 to 1991. Prior to 1987 he held executive positions with Southwestern Bank Trust Company, Oklahoma City, Oklahoma, The First National Bank & Trust Company of Oklahoma City, Oklahoma, and Liberty National Bank & Trust Company, Oklahoma City, Oklahoma, during which time he served as head of energy lending and became familiar with the oil and gas exploration and production industry, with extensive involvement in evaluating reserve reports and financial statements. From 1991 to August 1994, Mr. Reardon was executive vice president of RAMCO Oil & Gas, Inc., an affiliate of RAM Energy, during which time he worked extensively with the management team of RAM Energy and was directly involved in all significant financial and business transactions conducted by RAM Energy. He also became familiar with the properties and operations of RAM Energy and interacted with bankers, vendors, contractors and customers of the company, and with outside counsel and accountants. Mr. Reardon brings to our Board a wealth of experience in commercial banking and the benefit of numerous contacts in the banking industry. He also is familiar with our management team, many of whom he supervised while serving as executive vice president of RAMCO Oil & Gas in the early 1990s, and with both the financial and operational aspects of the oil and natural gas exploration and production industry. Mr. Reardon received a B.S. in Business from Oklahoma State University and is a graduate of the Southwestern Graduate School of Banking, Southern Methodist University in Dallas, Texas.

Independence of Directors

We adhere to the rules of The Nasdaq Stock Market in determining whether a director is independent. Our Board of Directors also consults with our counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” generally as a person, other than an officer or employee of a company or any other individual having a relationship which, in the opinion of our Board of Directors, would interfere with the director’s exercise of independent judgment. Consistent with these considerations, our Board of Directors has affirmatively determined that Messrs. Lane, Marshall and Reardon are independent directors. Mr. Lee is not independent.

Board Meetings and Committees

Our Board of Directors has the responsibility for establishing our broad corporate policies and for our overall performance. However, the Board of Directors is not involved in our day-to-day operations. The Board of Directors is kept informed of our business through discussions with the chairman, president and chief executive officer and other officers, by reviewing analyses and reports provided to it on a regular basis, and by participating in Board of Directors and Committee meetings.

Our Board of Directors held 13 meetings during 2010, including telephonic meetings, and all of our directors were in attendance at each of these meetings. Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. In accordance with our bylaws, the Board of Directors annually elects from its members the members of each Committee.

Audit Committee

Members of our Audit Committee are Sean P. Lane, Gerald R. Marshall and John M. Reardon, with Mr. Marshall acting as Chairman.

The Audit Committee is composed of non-employee directors, all of whom currently meet the “independence” standards of The Nasdaq Stock Market and of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as more fully described below under the caption “Audit Committee Report.” The Audit Committee annually considers the qualifications of our independent auditor and selects and engages our independent auditor. The Audit Committee meets quarterly with representatives of the independent auditor and is available to meet at the request of the independent auditor.

During these meetings, the Audit Committee receives reports regarding our books of accounts, accounting procedures, financial statements, audit policies and procedures, internal accounting and financial controls, and other matters within the scope of the Audit Committee’s duties. The Audit Committee reviews the plans for and the results of audits for us and our subsidiaries. The Audit Committee reviews the independence of the independent auditor, and considers and authorizes the fees for both audit and non-audit services provided by the independent auditor. In 2010, our Audit Committee held 4 meetings, including telephonic meetings, and all members of our Audit Committee were in attendance at each of these meetings. The Audit Committee has adopted a written charter which is available on our website at http://www.ramenergy.com.

Compensation Committee

Members of our Compensation Committee are Sean P. Lane, Gerald R. Marshall and John M. Reardon, with Mr. Reardon acting as Chairman.

The members of our Compensation Committee are non-employee directors who meet the “independence” standards of The Nasdaq Stock Market, but are eligible to participate in any of the plans or programs that the Board of Directors administers. The Compensation Committee reviews and approves the compensation of our officers. The Compensation Committee also administers our 2006 Long-Term Incentive Plan (the “2006 Plan”) and approves restricted stock awards and other stock-based grants for our executive officers and other employees. Our Compensation Committee adopted a written charter which is available on our website at http://www.ramenergy.com. In 2010, our Compensation Committee held 5 meetings, including telephonic meetings, and all members of our Compensation Committee attended each meeting. Our Compensation Committee also took action by written consent 4 times in 2010.

Our Compensation Committee engaged Pearl Meyer & Partners, an outside compensation consulting firm, to assist the Board of Directors and the Compensation Committee in crafting our total compensation program for our executive officers for 2010 and to assist the Board in determining compensation for our directors. In connection with its engagement, Pearl Meyer was tasked with (i) providing the Compensation Committee with a report and competitive salary analysis showing market average compensation for executive officers and directors in companies similar to ours, and (ii) making recommendations to the Compensation Committee with respect to the compensation paid to our executive officers and directors.

Nominating and Corporate Governance Committee

Members of our Nominating and Corporate Governance Committee are Sean P. Lane, Gerald R. Marshall and John M. Reardon, with Mr. Lane acting as Chairman.

Each member of our Nominating and Corporate Governance Committee is a non-employee director who meets the “independence” standards of The Nasdaq Stock Market. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. The Nominating and Corporate Governance Committee will consider persons identified by our Board members, management, stockholders, investment bankers and others.

We do not have any restrictions on stockholder nominations under our certificate of incorporation or bylaws. The Nominating and Corporate Governance Committee will consider stockholder nominees to be our directors. Any stockholder nominations must be received by us not less than sixty (60) days nor more than ninety (90) days prior to the annual meeting; provided however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Nominations should be delivered to the Nominating and Corporate Governance Committee at the following address: The RAM Energy Resources Nominating and Corporate Governance Committee, c/o Sean P. Lane, Committee Chairman, RAM Energy Resources, Inc., 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135. The stockholder’s nomination notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (a) the name, age, business address and residence address of the person; (b) the principal occupation or employment and business experience of the person for at least the previous five years; (c) the class and number of shares of our capital stock which are beneficially owned by the person; and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the SEC under Section 14 of the Exchange Act; and (ii) as to the stockholder giving the notice: (a) the name and record address of the stockholder; and (b) the class and number of shares of our capital stock which is beneficially owned by the stockholder. Such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.

Our Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to be presented to our Board of Directors for nomination as directors, ensuring that our Board of Directors and our organizational documents are structured in a way that best serves our practices and objectives, and developing and recommending a set of corporate governance principles. The charter for the Nominating and Corporate Governance Committee requires that the Committee consist of no fewer than three Board members that satisfy the “independence” requirements of The Nasdaq Stock Market. In 2010, our Nominating and Corporate Governance Committee held 1 meeting, and all members of the Committee were in attendance at the meeting. A copy of the current charter of the Nominating and Corporate Governance Committee is available on our website at http://www.ramenergy.com.

In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principles that each director should be an individual of high character and integrity and have:

•	independence;

•	wisdom;

•	an understanding and general acceptance of our corporate philosophies;

•	business or professional knowledge and experience that can bear on our challenges and deliberations and those of our Board of Directors;

•	a proven record of accomplishment with an excellent organization;

•	an inquiring mind;

•	a willingness to speak one’s mind;

•	an ability to challenge and stimulate management; and

•	a willingness to commit time and energy to our business affairs.

Our Nominating and Corporate Governance Committee does not have a formal policy with regard to considering diversity in its identification of director candidates; however, our Nominating and Corporate Governance Committee does consider diversity in its identification of director candidates. Diversity in business and professional experience, education, and background benefits us by increasing the range of skills and perspectives available to our Board of Directors. Members will be selected without regard to race, gender, religious belief, ancestry, national origin or disability. Our Board of Directors believes that adherence to these principles will provide an environment and practices that will yield the best return for our shareholders.

In addition to considering possible candidates for election as directors, the Nominating and Corporate Governance Committee may, in its discretion, review the qualifications and backgrounds of existing directors and other nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of our Board of Directors, and recommend the slate of directors to be nominated for election at the ensuing annual meeting of stockholders. Currently, we do not employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

The charter of our Nominating and Corporate Governance Committee provides that the Committee will evaluate our corporate governance effectiveness and recommend such revisions as it deems appropriate to improve our corporate governance. The areas of evaluation may include such matters as the size and independence requirements of our Board of Directors, Board committees, management succession and planning, and regular meetings of our non-employee directors without management in executive sessions.

Annual Meeting Attendance

We do not have a policy requiring members of our Board of Directors to attend annual meetings of our stockholders. All of our directors attended our 2010 annual meeting.

Leadership Structure of the Board

As prescribed by our bylaws, the chairman of our Board of Directors has the power to preside at all meetings of the Board. Larry E. Lee, our chief executive officer and president, serves as the chairman of our Board of Directors. Although our Board believes that the combination of the chairman and chief executive officer positions is appropriate for our company in the current circumstances, there is no corporate policy requiring that those positions be held by the same person.

Our chief executive officer is appointed by the Board to manage our daily affairs and operations. We believe that Mr. Lee’s extensive industry experience and direct involvement in our operations make him best suited to serve as chairman in order to (i) lead the Board in productive, strategic planning, (ii) determine necessary and appropriate agenda items for meetings of the Board with input from both our independent directors and management, and (iii) determine and manage the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board. Our Board structure also fosters strong oversight by our independent directors. Mr. Lee is the only member of management who serves on the Board, and all of the other directors are fully independent. Each of the committees of the Board is chaired by an independent director.

Meetings of Non-Management Directors

Our non-management Board members regularly meet in executive session outside the presence of management, generally at each Board meeting. Because there are only three non-management directors that meet in the executive sessions, they have determined that is not necessary to appoint a “lead director” to preside over such sessions. Any of the non-management directors is permitted to raise an item for discussion. These executive sessions are attended by our outside legal counsel, who is responsible for providing feedback regarding these meetings to the chairman and serving as a liaison between the non-management directors and the chairman. The Board believes that this informal approach is appropriate and effective due to the size of our Board and effectively complements our combined chief executive officer/chairman structure.

Risk Oversight

The Board considers oversight of our risk management efforts to be a responsibility of the entire Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to us, including operational, financial, personnel, information technology, environmental, legal and regulatory, strategic and reputational risks. The full Board receives these reports from the appropriate members of management to enable the Board to understand our risk identification, risk management, and risk mitigation strategies. The Board also makes risk management an integral part of our annual strategic planning process, which addresses, among other things, the risks and opportunities facing us.

Part of the Audit Committee’s responsibilities, as set forth in its charter, is to discuss with management our major financial risk exposures and the steps management has taken to monitor and control those exposures. In this regard, our chief financial officer prepares annually a comprehensive risk assessment report and reviews that report with the Audit Committee. This report identifies the material business risks for us, and identifies our internal controls that respond to and mitigate those risks. Our management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. The Audit Committee regularly reports to the full Board.

Stockholder Communications with the Board of Directors

Our Board of Directors believes that direct access to our independent directors, who constitute our Nominating and Corporate Governance Committee, our Compensation Committee and our Audit Committee, is essential to ensuring that corporate governance concerns, recommendations for director nominees, questions concerning our accounting functions, internal controls or auditing practices and compensation policies, and reports of potential violations of law or Company policies, are addressed at the highest level within the organization. Accordingly, our Board of Directors has established certain contact procedures, which can be found on our website at http://www.ramenergy.com.

Code of Ethics

Our Code of Ethics, which is applicable to all directors, managers and employees, reflects our principles and practices relating to the ethical conduct of our business and our long-standing commitment to honesty, fair dealing and full compliance with all laws affecting our business. Our Code of Ethics is available on our website at http://www.ramenergy.com. Our Code of Ethics is also available in print to any stockholder who requests it.

Our toll free Access Line, information regarding which may be found on our website at http://www.ramenergy.com, may also be used by employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Code of Ethics relating, among other things, to:

•	accounting practices, internal accounting controls, or auditing matters and procedures;

•	theft or fraud of any amount;

•	insider trading;

•	performance and execution of contracts;

•	conflicts of interest;

•	violations of securities and antitrust laws; and

•	violations of the Foreign Corrupt Practices Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file certain reports with the SEC concerning their beneficial ownership of our equity securities. The SEC’s regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors and greater than 10% stockholders. During 2010, (i) Larry E. Lee failed to timely file four Forms 4 and one Form 5, (ii) Larry G. Rampey and Drake N. Smiley each failed to timely file two Forms 4, and (iii) Gerald R. Marshall, Sean P. Lane, John M. Reardon and G. Les Austin each failed to timely file one Form 4. To our knowledge, based solely on a review of the copies of such forms and amendments thereto received by us with respect to 2010, all other Section 16(a) filing requirements were timely met.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 30, 2011 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all our current executive officers and directors as a group.

	Number of	Percent of
Name and Address of Beneficial Owner	Shares	Class(1)

Larry E. Lee(2)(3)	11,034,025	14.1%
Britani Talley Bowman(4)(5)	9,500,000	12.1%
Larry G. Rampey(2)	413,828	*
Drake N. Smiley(2)	409,553	*
Gerald R. Marshall(2)	114,646	*
John M. Reardon(2)	222,592	*
Sean P. Lane(6)	115,146	*
G. Les Austin(2)	306,965	*
Jefferies & Company, Inc.(7)	17,198,367	17.1%
All directors and current executive officers as a group (7 individuals)	13,163,808	16.1%

*	Less than 1%

(1)	The outstanding shares of common stock used to determine the percentage of shares beneficially owned by the designated stockholders do not include 1,991,521 shares that may be granted by us as awards under our 2006 Plan.

(2)	The business address of this person is 5100 E. Skelly Drive, Suite 650, Tulsa, Oklahoma 74135.

(3)	Includes 10,767,012 shares owned by family trusts for the benefit of Mr. Lee’s family.

(4)	Ms. Bowman’s business address is 3155 East 86th Street, Tulsa, Oklahoma 74137.

(5)	These shares are held by Danish Knights, A Limited Partnership. Ms. Bowman beneficially owns 98.5% of Danish Knights and is the custodian for a 1.3% interest owned by her minor child. Dannebrog

Corporation, the general partner of Danish Knights, owns the remaining 0.2% interest. Ms. Bowman is the president and sole director of Dannebrog Corporation. Accordingly, Ms. Bowman exercises voting and dispositive power over all shares held by Danish Knights.

(6)	Mr. Lane’s business address is 122 E. 42nd Street, Suite 2308, New York, NY 10168.

(7)	Reflects shares beneficially owned by (i) Jefferies & Company, Inc. (“Jefferies”), (ii) Jefferies Group, Inc. (“Jefferies Group”), (iii) Jefferies High Yield Trading, LLC (“Trading”) and (iv) Jefferies High Yield Holdings, LLC (“Holdings”) as reported on a Schedule 13D filed by Jefferies on December 21, 2010. The business address of Jefferies and Jefferies Group is 520 Madison Ave., 12th Floor, New York, NY 10022. The business address of Trading and Holdings is The Metro Center, One Station Place, Three North, Stamford, Connecticut 06902. Beneficial ownership among these parties is as follows:

•	Jefferies may be deemed to be the beneficial owner of 17,198,367 shares of our stock. This number consists of (i) 2,244,314 shares of our stock held for its own account, and (ii) 14,954,053 shares of our stock held for the account of Trading.

•	Jefferies Group may be deemed to be the beneficial owner of 17,198,367 shares of our stock. This number consists of (i) 2,244,314 shares of our stock held for the account of Jefferies, and (ii) 14,954,053 shares of our stock held for the account of Trading.

•	Trading may be deemed to be the beneficial owner of 14,954,053 shares of our stock. This number consists of 14,954,053 shares of our stock held for its own account.

•	Holdings may be deemed to be the beneficial owner of 14,954,053 shares of our stock. This number consists of 14,954,053 shares of our stock held for the account of Trading.

None of the parties admits that Jefferies, Trading, Holdings, or Jefferies Group is, for purposes of Sections 13(d) or 13(g) of the Exchange Act, the beneficial owner of any shares not held directly for the account of each such entity.

Certain Relationships and Related Party Transactions

Brandon Lee, the son of our chairman, president and chief executive officer, serves as our Manager of Business Development. Total compensation paid to Brandon Lee as a result of base salary, bonus, award grants under our 2006 Plan, and other benefits totaled $137,408 in 2010.

Our bylaws require that no contract or other transaction shall be made or entered into between us and (i) any of our directors or executive officers, (ii) any person known to be a beneficial owner of more than 5% of any class of our voting securities (a “5% owner”), or (iii) any immediate family member of any director, executive officer or 5% owner unless (y) the contract or transaction is on terms no less favorable to us than may reasonably be available to us from an unaffiliated third party, and (z) if material in amount, is approved by vote of a majority of our disinterested directors.

We have and will continue to reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible target businesses and business combinations.

Compensation Discussion and Analysis

Overview of Compensation Program

Our Board of Directors has overall responsibility for establishing compensation for our directors and executive officers. Our Board of Directors has delegated to the Compensation Committee of the Board the responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy with respect to our executive officers. The Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive. Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during fiscal 2010, as well as the other individuals included in the Summary Compensation Table provided below, are referred to as our named executive officers. With the exception of our president and chief executive officer, Larry E. Lee, and our chief financial officer, G. Les Austin, the types of compensation and benefits provided to our named executive officers are similar to those provided to other executive officers. Compensation and benefits provided to Mr. Lee, and certain benefits provided to Mr. Austin, are controlled by their employment agreement or arrangement described below.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one designed to obtain and retain our key executives, reward longevity of employment, reward the achievement of annual, long-term and strategic goals, align the executives’ interests with those of the stockholders and ultimately improve stockholder value. The Committee evaluates both performance and compensation to ensure we maintain our ability to attract and retain superior employees in key positions and that compensation provided to our key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Committee believes executive compensation packages provided to our executives, including our named executive officers, should include both cash and stock-based compensation. The Committee’s philosophy concerning the grant of equity awards under our 2006 Long-Term Incentive Plan (the “2006 Plan”) is as follows:

•	our most important asset is a highly educated, well-trained, experienced and dedicated management, professional and support staff;

•	in the current environment in the oil and natural gas exploration and production industry, attracting and retaining top quality management, professional and support staff is more competitive than ever;

•	in order to build and preserve this most important asset, we must offer attractive compensation and equity-based incentives to our key management, professional and support staff;

•	equity-based awards create an identity of interest between our key employees and our stockholders; and

•	equity-based awards incentivize award recipients to give their best efforts toward maximizing the value of our oil and natural gas assets and controlling costs, thereby providing the circumstances most likely to result in stock price natural appreciation for the benefit of all equity holders.

During 2010, the Committee continued its commitment to granting equity-based awards in the form of restricted stock rather than stock options or other types of equity-based awards available under the 2006 Plan because:

•	restricted stock awards are more desirable, from the employee’s standpoint, because they are more immediate and substantive than options;

•	employees receiving stock awards are stockholders with voting rights and the right to receive current dividends, instead of just option holders with the possibility of becoming stockholders in the future, thereby creating an immediate identity of interest with the public stockholders; and

•	restricted stock awards are more attractive to us because fewer shares are required to achieve the same incentive result.

Effective January 1, 2010, the Committee approved the framework of an annual cash bonus incentive program for our officers (the “Annual Bonus Program”) designed to reward performance measured by the attainment of specified short-term goals set by the Committee on an annual basis, subject, in all respects, to the discretion of the Committee based upon the individual contribution of each named executive officer.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for all of our executive officers and, after consultation with our president and chief executive officer, approves equity awards to all of our employees. Decisions regarding the non-equity compensation of other employees are made by our president and chief executive officer after consultation with the Committee.

Our president and chief executive officer annually reviews the performance of each executive officer (other than himself, whose performance is reviewed by the Committee). The conclusions reached as the result of and recommendations based on these reviews, including recommendations with respect to salary adjustments and annual bonus or equity award amounts, are presented to the Committee. The Committee then exercises its discretion in determining adjustments or awards to executive officers.

Setting Executive Compensation

Our Compensation Committee engaged Pearl Meyer & Partners, an outside compensation consulting firm, to assist the Board and the Committee in crafting our total compensation program for our executive officers and to assist the Board in determining compensation for our directors.

In its reports, Pearl Meyer provided the Committee with relevant market data and alternatives to consider when making both cash compensation and equity-based compensation decisions for our executive officers, and in making recommendations to our Board of Directors for cash compensation and equity-based awards to our non-employee directors. The reports included a competitive salary analysis of general industry and energy compensation surveys showing market average salaries for executive officers and directors in companies similar to ours. Utilizing in part this report, the Committee approved the increase in Mr. Lee’s and our other executive officers’ base salaries and made recommendations to our Board of Directors regarding director compensation, which recommendations subsequently were approved. Bonuses paid pursuant to our Annual Bonus Program were based upon the attainment of only one of the 2010 performance goals set by the Committee. See “Performance-Based and Incentive Compensation—Annual Bonus Program” below for a more detailed description of the Annual Bonus Program.

2010 Executive Compensation Components

The Committee designs cash and stock-based incentive compensation awards intended to accomplish the following goals:

•	improve our operating performance and financial results;

•	maintain competitive levels of compensation in order to retain key employees due to the continuing competitive environment in the energy industry;

•	reward key employees for job performance over the past year;

•	recognize longevity as an important aspect of the officer ranks, which results in more predictable leadership and more efficient and productive employees throughout our organization;

•	provide incentive to continue the provision of high-level job performance; and

•	in all matters involving compensation of our officers and employees, to be fair to the officers and employees on the one hand, and to our stockholders on the other hand, by setting compensation in a manner that aligns the interests of the parties with the ultimate goal of enhancing our long-term performance.

For the fiscal year ended December 31, 2010, the principal components of compensation for our named executive officers were:

•	base salary;

•	performance-based incentive compensation; and

•	perquisites and other personal benefits.

Base Salary

We provide our named executive officers with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for our named executive officers are determined for each executive based on his or her position and responsibility by using market data and by performance evaluations. Base salary ranges are designed so that salary opportunities for a given position generally will be within the 50th percentile of the market salary surveyed.

During its review of base salaries for executives, the Committee primarily considers:

•	market data provided by our outside consultant;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries of named executive officers are based on the Committee’s assessment of the individual’s performance based upon recommendations of our chief executive officer.

Effective April 1, 2010, the Committee increased the base salary payable to Mr. Lee under the employment agreement by $50,000, to $550,000 per year. Prior to this increase, Mr. Lee’s base salary remained unchanged at $500,000 since February 1, 2008. The Committee approved the increase in Mr. Lee’s base salary in recognition that under the leadership of Mr. Lee, we experienced a very successful year during 2009, including (i) meeting many of the corporate goals and objectives set by the Nominating and Corporate Governance Committee, despite a significantly reduced capital budget and an unprecedented decline in oil and natural gas prices, (ii) maintaining production at essentially the same level as 2008, (iii) funding capital expenditures entirely out of free cash flow, (iv) reducing debt, (v) reducing oil and natural gas production expense, (vi) reducing general and administrative expenses, (vii) increasing proved reserves net of production during the year, (viii) successfully implementing a hedging strategy resulting in $19.2 million of realized gains from hedging activities during the year, and (ix) executing a very favorable amendment to our senior secured credit facility that ensured continuation of the facility through its scheduled term with ample availability to meet our needs.

For 2010, the Committee approved base salary increases for the named executive officers, other than our chief executive officer, in percentages ranging from 8.47% to 14.0%, which were based on such factors as the amount of shortfall of such officers’ base salary compared to the market median as shown in the Pearl Myer report, individual performance, responsibilities, peer salaries, longevity and overall value to the Company.

Performance-Based and Incentive Compensation

We pay performance-based and incentive compensation to our named executive officers pursuant to the 2006 Plan and the Annual Bonus Program, both of which are described below.

2006 Plan

Performance-based and incentive compensation under the 2006 Plan may be paid in the form of cash bonuses, grants of restricted stock, share units, stock options, stock appreciation rights, performance units and performance bonuses, or some combination of these awards. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate. Stock-based awards will generally vest between one and five years after the date of the grant. Ownership of restricted stock granted under our 2006 Plan by our named executive officers is set forth under the heading “Security Ownership of Certain Beneficial Owners and Management.”

All stock-based awards under our 2006 Plan are made at the market price of our common stock at the time of the award. The Committee may grant awards of stock options or restricted stock awards to executives at any regularly scheduled or special meeting. The grant date of any stock option or restricted stock award will be determined in accordance with FAS 123(R).

The following table sets forth awards granted under our 2006 Plan to named executive officers in 2010:

Named Executive Officers	Shares
Larry E. Lee	200,000
Larry G. Rampey	150,000
Drake N. Smiley	150,000
G. Les Austin	150,000

650,000

In November 2009, after considering the information provided by Pearl Meyer & Partners and reviewing Mr. Lee’s recommendations, the Compensation Committee approved the grant of restricted stock awards to our employees for 1,162,000 shares of our common stock, with such awards effective January 1, 2010. The grants included awards of 300,000 shares to our named executive officers. The awards are subject to a four-year vesting schedule, with the first vesting scheduled to occur on January 1, 2011; however, due to the uncertainty of federal income tax changes expected to be effective January 1, 2011, the Committee advanced the first vesting date of such awards by one day to December 31, 2010. The market price of our common stock on the grant date was $2.05 per share. In March 2010, the Compensation Committee approved an additional grant of restricted stock awards to Mr. Lee, our president and chief executive officer, of 100,000 shares of our common stock, effective March 15, 2010, subject to a four year vesting schedule, and our Board of Directors approved an additional grant of restricted stock awards to our independent directors totaling 60,000 shares of our common stock, or 20,000 shares each, with such awards also effective March 15, 2010, with all such shares to vest on the first anniversary date of such grant. The market price of our common stock on the grant date was $1.56 per share. On May 3, 2010, our stockholders approved certain amendments to our 2006 Plan, including an amendment eliminating the annual limits on grants of restricted stock awards to our directors, officers and employees. Immediately following that approval, the Compensation Committee approved an additional grant of restricted stock awards to our officers for 415,000 shares of our common stock, with such awards effective May 3, 2010, subject to a four year vesting schedule, with the first vesting scheduled to occur on May 3, 2011. These grants were made to increase the long-term equity component of the total compensation payable to our officers toward the 50th percentile of peer group companies. The grants included awards of 250,000 shares to our named executive officers. Also on May 3, 2010 and as a result of the amendments to our 2006 Plan, our Board of Directors approved additional grants of an additional 73,938 shares of restricted stock awards to our independent directors, thereby permitting the equity component of our independent directors’ annual compensation to equal 50% of base compensation, as previously approved by the Board. The grants to our independent directors are scheduled to vest in full one year from the date of grant, or May 3, 2011. The market price of our common stock on the grant date of our May 3, 2010 awards was $1.98 per share.

See “Grants of Plan-based Awards in 2010” and “Director Compensation” for more information about award grants to our named executive officers and directors.

Annual Bonus Program

We provide short-term, performance-based cash incentives to our named executive officers in the form of cash bonuses under our Annual Bonus Program. Payment of cash bonuses under the Annual Bonus Program is generally linked to our attainment of certain financial and operational goals, but in all cases is subject to individual performance evaluations. Final awards, if any, are made in the sole discretion of the Committee.

The Annual Bonus Program was established by the Committee to accomplish several important objectives:

•	Improve our operating performance and financial results.

•	Promote the successful completion of drilling programs.

•	Promote growth in production volumes over the short and long term.

•	Motivate and reward plan participants for achievements in relation to the metrics of the plan.

•	Enable us to attract, motivate and retain high-caliber talent.

The Annual Bonus Program is intended to provide framework and guidelines for the administration of short-term incentive cash bonus awards to our executive officers; however, each award, if any, is made in the sole discretion of the Committee.

Award level ranges expressed as a percentage of base salary are used to provide a framework for incentive awards to our named executive officers in relation to their responsibility levels. The award levels are designated as Threshold (minimum award), Target (expected award), and Outstanding (maximum award) level. These levels are designed to correspond to performance goals in relation to the performance measurements of the plan. Award level percentages for our named executive officers are based on recommendations from the Pearl Meyer survey and are updated annually. For 2010, threshold, target and outstanding ranges, as a percentage of salary, for our named executive officers were, respectively, as follows: Larry E. Lee, 45%, 90%, and 180%; Larry G. Rampey, 35%, 70%, and 140%; G. Les Austin, 32.5%, 65%, and 130%; and Drake N. Smiley, 32.5%, 65%, and 130%.

Incentive award payments are calculated as a percentage of a participant’s base salary payable during the fiscal year. For example, our chief executive officer might expect an award of 90.0% of base salary when targeted performance levels are achieved, and no award when less than the threshold level of performance is achieved.

Awards under the Annual Bonus Program are based on performance in relation to weighted performance measurements. The performance measurements and the weight assigned to such measurements are recommended annually by management and approved by the Committee. Based on the weighting of each measurement, a threshold, target and outstanding performance goal is determined. The performance goals are set in good faith based on our historical performance, internal forecasts, budgets and various other factors. The goals require us to execute our business plans and are subject to outside market forces.

The Committee approves performance measurements and sets performance goals tied to the measurements that it believes will benefit our stockholders the most if those performance goals are met. Because of the expected benefits to us and our stockholders if such performance goals are met, the Committee believes it is appropriate to tie the ability of our named executive officers to receive cash bonuses under the Annual Bonus Program to the attainment of such performance goals. Based upon recommendations by management, the Committee established the following weighted performance measurements and corresponding performance goals for fiscal year 2010:

Performance Measurements and Performance Goals
Objective Measure	Weight	2010 Budget Or Prior Year Actual	Minimum	Target	Outstanding
Proved Reserves Acquired / Discovered—Capital Budget / 3 Yr Avg Finding Cost MBOE (% of production replaced)	20%	3,150	2,900	3,150	4,000
Debt Reduction (% reduction from prior year level)	10%	$246,167	-0.5%	-2.5%	-6.6%
Production Growth (MBOE) (% of growth from prior year level)	20%	2,542	2.0%	4.0%	6.0%
Projected Current Year Modified EBITDA	30%	$65,000	$65,000	$70,000	$80,000
G&A Expense Reduction per BOE (% reduction from prior year level / net of incentive compensation)	10%	$6.03	0.0%	-1.8%	-5.3%
LOE Expense Reduction per BOE (% reduction from prior year level / net of incentive compensation)	10%	$14.60	0.0%	-1.8%	-5.3%

The increase in proved reserves acquired or developed performance measure target was derived by dividing the approved non-acquisition capital expenditures budget for 2010 by our most recent three-year average finding cost. The Modified EBITDA target was set at a number 8% in excess of the Modified EBITDA projected in the current year business plan, to encourage and award above-budgeted performance. The production growth, debt reduction, general and administrative expense reduction and lease operating expense reduction targets were set at levels to encourage increasing production while reducing debt and controlling costs. With the exception of the reserve additions measure, all of the objective measures identified are essentially self-funding with respect to the Annual Bonus Program, inasmuch as the achievement of those measures provides additional cash to fund the award amounts. This combination of these incentive measures and targets was believed by the Committee to provide a framework for rewarding growth and enhancing stockholder value while encouraging efficient and economic operating practices.

In 2010, the only performance measurement we achieved was the measurement related to debt reduction, which relates to debt reduction from the year-end 2009 level of approximately $246.2 million and, as specified in the above table, carries a 10% weighting factor. At December 31, 2010, our total debt was approximately $197.1 million, which represented approximately a 19.9% reduction from year-end 2009 levels, thereby exceeding the 6.6% reduction required for the “Outstanding” level of achievement applicable to the debt reduction measurement. After evaluating each named executive officer’s contribution to achieving the debt reduction performance measure at the outstanding level, the Committee awarded the following cash bonuses to our named executive officers consistent with the metrics under the Annual Bonus Program in 2010:

Named Executive Officers	Cash Bonuses

Larry E. Lee	$99,000
Larry G. Rampey	44,800
Drake N. Smiley	38,350
G. Les Austin	37,050

$219,200

Retirement and Other Benefits

Our 401(k) Profit Sharing Plan is a tax-qualified retirement savings plan pursuant to which all employees, including the named executive officers, are able to contribute the lesser of up to 100% of their annual salary or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. For 2008, 2009 and 2010, our Compensation Committee determined that we would make a safe harbor match of 100% of employee contributions up to 6% of the employee’s salary. All contributions to the plan as well as any matching contributions are fully vested upon contribution.

Perquisites and Other Personal Benefits

We provide our executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers. The perquisites provided to our named executive officers are set forth in footnote 5 of the Summary Compensation Table below. Attributed costs of the personal benefits for the named executive officers for the fiscal year ended December 31, 2010 are included in column (i) and footnote 5 of the Summary Compensation Table below.

Executive Employment Agreements and Arrangements

Larry E. Lee. In connection with the consummation of our merger with RAM Energy in May 2006, we entered into an employment agreement with Larry E. Lee, under the terms of which Mr. Lee serves as our president and chief executive officer. The initial term of the employment agreement was three years. Pursuant to an amendment to the employment agreement effective March 8, 2011, the term of the employment agreement was extended through April 30, 2013. Under the terms of the employment agreement, we pay the annual premium on a term life insurance policy owned by Mr. Lee, the costs of his annual physical examinations, and certain country club dues and expenses. Mr. Lee also may be awarded a bonus for any fiscal year during the employment term, either pursuant to an incentive compensation plan maintained by us or as otherwise may be determined by our Board of Directors.

The employment agreement provides for certain payments in the event of Mr. Lee’s termination. The termination payments are discussed below under the heading “Potential Payments Upon Termination or Change of Control.”

The employment agreement contains certain restrictive covenants that prohibit Mr. Lee from disclosing information that is confidential to us and our subsidiaries and generally prohibits him, during the employment term and for one year thereafter, from soliciting or hiring our employees and those of our subsidiaries. The employment agreement does not contain any restrictive covenants that otherwise limit Mr. Lee’s ability to compete with us and our subsidiaries following his employment.

G. Les Austin. Effective April 1, 2008 we entered into a compensation arrangement with G. Les Austin, our senior vice president, chief financial officer, treasurer and secretary, which provides for the following continuing benefits: (i) a term life insurance policy providing a death benefit of $700,000 during the term of his employment, (ii) substantially the same perquisites provided to our other senior vice presidents, and (iii) certain severance and change of control protections. Effective March 23, 2011, we extended the severance and change of control protections under Mr. Austin’s compensation arrangement through April 1, 2012. These protections are described below under the heading “Potential Payments Upon Termination or Change of Control.”

Tax and Accounting Implications

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, which provides that we may not deduct compensation of more than $1,000,000 paid to certain individuals in any taxable year. We believe compensation paid by us is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers. For fiscal year 2010, all amounts paid to our named executive officers were deductible.

Beginning on January 1, 2006, we began accounting for stock-based payments including grants and awards under our 2006 Plan in accordance with the requirements of FAS 123(R).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

John M. Reardon, Chairman
Sean P. Lane
Gerald R. Marshall

March 30, 2011

2010 Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended December 31, 2010. Substantially all of the compensation paid to our president and chief executive officer, Larry E. Lee, results from the terms of his employment agreement. We have not entered into any employment agreements with any of the other named executive officers, although we do have an agreement with Mr. Austin that provides for certain perquisites and benefits, along with severance and change of control protections through April 1, 2012.

Based on the fair value of equity awards granted to our named executive officers in 2010 and the base salary of the named executive officers, “salary” accounted for approximately 45% of the total compensation of the named executive officers, bonus incentive compensation accounted for approximately 7%, stock awards accounted for 40% and other compensation accounted for 8% of the total compensation of the named executive officers.

(a)	(b)	(c)	(d)		(e)	(i)	(j)
						All other
		Salary	Bonus		Stock awards	compensation	Total
Name and Principal Position	Year	($)	($)		($)(4)	($)(5)	($)

Larry E. Lee	2010	$537,500	$99,000	(1)	$354,000	$109,362	$1,099,862
President and Principal Executive Officer	2009	500,000	225,000	(2)	165,000	107,893	997,893
	2008	495,833	400,000	(3)	—	85,580	981,413

G. Les Austin	2010	276,250	37,050	(1)	304,000	40,982	658,282
Senior Vice President and Principal Financial Officer	2009	250,000	87,750	(2)	88,000	38,295	464,045
	2008	187,500	125,000	(3)	488,000	21,831	822,331

Drake N. Smiley	2010	288,750	38,350	(1)	304,000	56,228	687,328
Senior Vice President	2009	270,000	87,750	(2)	88,000	54,308	500,058
	2008	263,333	150,000	(3)	225,900	29,666	668,899

Larry G. Rampey	2010	313,750	44,800	(1)	304,000	47,815	710,365
Senior Vice President	2009	295,000	103,250	(2)	88,000	46,322	532,572
	2008	288,333	165,000	(3)	251,000	25,560	729,893

(1)	These amounts represent bonuses earned in 2010 and paid in 2011.

(2)	These amounts represent bonuses earned in 2009 and paid in 2010.

(3)	These amounts represent bonuses earned in 2008 and paid in 2009.

(4)	The amounts in column (e) reflect the grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock awards pursuant to our 2006 Plan.

(5)	All other compensation consists of the elements summarized in the table below. The amounts reflect compensation in 2010, each as calculated in accordance with Internal Revenue Service guidelines included as compensation on the IRS Form W-2 of the named executive officers who receive such benefits. Income taxes on certain amounts are also reimbursed by us and included on applicable officer’s W-2. For our president and chief executive officer, in accordance with his employment agreement, such amount includes an annual premium of $19,850 for a $5.0 million life insurance policy.

			Personal Use of
	401(k)	Executive	Company Vehicles	Country
Name	Match	Life Policy	or Allowance	Club Dues	Other	Total

Larry E. Lee	$22,000	$19,850	$34,779	$12,079	$20,654	$109,362
G. Les Austin	16,500	1,847	21,103	—	1,532	40,982
Drake N. Smiley	17,325	16,694	20,677	—	1,532	56,228
Larry G. Rampey	18,825	4082	23,376	—	1,532	47,815

Grants of Plan-Based Awards In 2010

(a)	(b)	(i)	(l)
		All Other
		Stock
		Awards:
		Number of	Grant Date Fair
		Shares of	Value of Stock
		Stock or	and Option
		Units (#)	Awards ($)
Name	Grant Date	(1)	(2)

Larry E. Lee	3/15/10	100,000	156,000
	5/3/10	100,000	198,000
G. Les Austin	1/1/10	100,000	205,000
	5/3/10	50,000	99,000
Drake N. Smiley	1/1/10	100,000	205,000
	5/3/10	50,000	99,000
Larry G. Rampey	1/1/10	100,000	205,000
	5/3/10	50,000	99,000

(1)	The amounts in column (i) reflect the number of shares of restricted stock granted to each named executive officer pursuant to our 2006 Plan.

(2)	The amounts in column (l) reflect the grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock awards pursuant to our 2006 Plan.

2010 Outstanding Equity Awards at Fiscal Year-End

Stock Awards

(a)	(i)	(j)

	Equity	Equity
	Incentive	Incentive
	Plan Awards:	Plan Awards:
	Number of	Market or
	Unearned	Payout Value
	Shares, Units	of Unearned
	or Other	Shares, Units
	Rights That	or Other Rights
	Have Not	That Have Not
Name	Vested	Vested

Larry E. Lee	275,000	506,000
G. Les Austin	200,000	368,000
Drake N. Smiley	226,250	416,300
Larry G. Rampey	227,500	418,600

2010 Option Exercises and Stock Vested

Stock Awards

(a)	(d)	(e)

	Number of
	Shares
	Acquired on	Value Realized
Name	Vesting (#)	on Vesting ($)(1)

Larry E. Lee	25,000	43,750
G. Les Austin	125,000	240,500
Drake N. Smiley	117,500	219,612
Larry G. Rampey	120,000	224,475

(1)	Values based on multiplying number of shares vested by closing stock price on the Nasdaq on the vesting date.

Potential Payments Upon Termination or Change of Control

Our employment agreements with Messrs. Lee and Austin obligate us to pay certain separation benefits to them in the event of termination of such executive’s employment or upon a change of control. In addition, effective March 10, 2009, we adopted a separation benefit plan entitled the “Change in Control Separation Benefit Plan of RAM Energy Resources, Inc, and Participating Subsidiaries,” or the 2009 CIC Plan. The 2009 CIC Plan provides certain separation benefits to our senior vice presidents and our vice presidents (including our named executive officers), as well as the senior vice presidents and vice presidents of our affiliates. The terms of the 2009 CIC Plan are described below.

Mr. Lee’s Employment Agreement

The amount of separation benefits payable to Larry E. Lee, as set forth in his employment agreement, upon voluntary termination, termination for cause, termination for good reason and termination in the event of disability or death is shown below. The amounts shown assume that such termination is effective as of December 31, 2010, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to Larry E. Lee upon his termination. The actual amounts to be paid out can only be determined at the time of his separation from us.

The term “disability” means disability (either physical or mental) which (i) materially and adversely affects Mr. Lee’s ability to perform his duties required of his office, and (ii) at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by us or our insurers and acceptable to Mr. Lee or his legal representative. The term “cause” means termination for one of the following reasons:

•	the conviction of Mr. Lee of a felony by a federal or state court of competent jurisdiction;

•	an act or acts of dishonesty taken by Mr. Lee and intended to result in substantial personal enrichment of Mr. Lee at our expense; or

•	Mr. Lee’s failure to follow a direct, reasonable and lawful written order from the Board of Directors, within the reasonable scope of his duties, which failure is not cured within 30 days.

The term “good reason” means:

•	the assignment to Mr. Lee of any material duties inconsistent in any respect with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the employment agreement;

•	any other action taken by us which results in a diminution in Mr. Lee’s position, compensation, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which we remedy within ten (10) days after receipt of notice thereof given by Mr. Lee;

•	any material failure by us to otherwise perform our obligations under the employment agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which we remedy within ten (10) days after receipt of notice thereof given by Mr. Lee;

•	our requiring Mr. Lee to be based at any office or location other than that described in the employment agreement, except for periodic travel reasonably required in the performance of his responsibilities;

•	any purported termination by us of Mr. Lee’s employment otherwise than as expressly permitted by the employment agreement; or

•	any failure by us to cause any successor entity to assume our obligations to Mr. Lee under the employment agreement.

Payments Made Upon Termination Other Than for Cause, Death or Disability, or by Mr. Lee for Good Reason. In the event Mr. Lee is terminated for reasons other than cause, death or disability, or Mr. Lee complies with the requirements to permit him to resign, and he does resign, for good reason:

•	we will be obligated to pay to Mr. Lee in a lump sum payment the following amounts:

•	his annual base salary through the date of termination to the extent not already paid;

•	the highest bonus paid to Mr. Lee during his employment term for a full fiscal year, pro rated for that portion of the year of termination in which Mr. Lee is employed by us;

•	an amount equal to 200% of Mr. Lee’s base salary in effect on the date of termination;

•	any deferred compensation and accrued vacation pay;

•	if Mr. Lee qualifies for accelerated vesting of stock options, restricted stock awards or other employee benefits, but the acceleration would adversely affect the tax status of the plan or other participants in the plan, an amount equal to the benefit he would receive had accelerated vesting occurred; and

•	a “gross-up” payment in an amount equal to any excise tax, or interest or penalties related to any excise tax, assessed against Mr. Lee pursuant to Section 4999 of the Code, based upon the payments discussed above, the vesting of any stock or option rights under any benefit plan and the payment of the “gross-up” amount;

•	all of Mr. Lee’s stock options and restricted stock awards will vest; and

•	Mr. Lee and his family, if applicable, may continue to participate in any welfare benefit plan offered by us through the term of the employment agreement to the same extent as if Mr. Lee continued to be employed by us through the full term of the employment agreement.

Payments Made Upon Termination for Cause or by Mr. Lee for other than Good Reason. In the event Mr. Lee is terminated for cause, or Mr. Lee resigns for other than good reason, we have no further obligations to Mr. Lee other than a lump sum payment of the following amounts:

•	his annual base salary through the date of termination to the extent not already paid;

•	any deferred compensation; and

•	a “gross-up” payment in an amount equal to any excise tax, or interest or penalties related to any excise tax, assessed against Mr. Lee pursuant to Section 4999 of the Code, based upon the payments discussed above and the payment of the “gross-up” amount.

Payments Made Upon Death or Disability. In the event of Mr. Lee’s death or disability:

•	we will be obligated to pay to Mr. Lee in a lump sum payment the following amounts:

•	his annual base salary through the date of termination to the extent not already paid;

•	the bonus paid to Mr. Lee for the last full fiscal year, pro rated for that portion of the year of termination during which year Mr. Lee is employed by us;

•	an amount equal to Mr. Lee’s base salary in effect on the date of termination for the lesser of twelve (12) months or the remaining term of the employment agreement;

•	any deferred compensation and accrued vacation pay;

•	if Mr. Lee qualifies for accelerated vesting of stock options, restricted stock awards or other employee benefits, but the acceleration would adversely affect the tax status of the plan or other participants in the plan, an amount equal to the benefit he would receive had accelerated vesting occurred;

•	a “gross-up” payment in an amount equal to any excise tax, or interest or penalties related to any excise tax, assessed against Mr. Lee pursuant to Section 4999 of the Code, based upon the payments discussed above, the vesting of any stock or option rights under any benefit plan and the payment of the “gross-up” amount; and

•	all of Mr. Lee’s stock options and restricted stock awards will vest.

The following table shows the potential payments upon termination of Mr. Lee’s employment with us as set forth in his employment agreement.

	Voluntary
	Termination	Voluntary	Involuntary
	Without	Termination	Not For
Executive Benefits and Payments	Good	With Good	Cause	For Cause
Upon Separation	Reason	Reason	Termination	Termination	Disability	Death
Compensation:
Base Salary(1)	$—	$1,100,000	$1,100,000	$—	$550,000	$550,000
Bonus	—	600,000	600,000	—	99,000	99,000
Benefits & Perquisites:
Stock Awards	—	—	—	—	—	—
Health and Welfare Benefits(2)	—	27,000	27,000	—	—	—
Excise Tax and Gross-Up	—	—	—	—	—	—
Accrued Vacation Pay(3)	—	—	—	—	—	—

Total	$—	$1,727,000	$1,727,000	$—	$649,000	$649,000

(1)	Assumes termination as of December 31, 2010 and all salary due and payable, and all matching contributions pursuant to our 401(k) plan to that date have been paid.

(2)	Average monthly cost is $1,125, with approximately 24 months remaining under the term of the employment agreement.

(3)	Mr. Lee has no accrued vacation pay.

Payments of separation benefits may be delayed if (i) Mr. Lee is a “specified employee” within the meaning of Section 409A of the Code (“Section 409A”) as of the date of his separation from service and (ii) the amount of any separation benefits payable to him are subject to Section 409A. In such instance, the separation benefits will not be paid to Mr. Lee until six months after the date of separation from service (or, if earlier, the date of his death). Any delayed payment will be paid in a single lump sum in cash on the first day of the seventh month following Mr. Lee’s separation from service (or, if earlier, upon his death).

Mr. Austin’s Compensation Arrangement

If, during the period ending April 1, 2012, Mr. Austin’s employment with us, either (i) is terminated (in a manner that constitutes a separation from service under Section 409A) by us other than for cause or (ii) a change of control occurs, and upon such change of control or within six months thereafter, his employment with us is terminated (in a manner that constitutes a separation from service under Section 409A) either (y) by us other than for cause, or (z) by him for good reason, then we must pay to Mr. Austin as a severance benefit an amount equal to the sum of:

•	his then current base salary; plus

•	a “bonus payment” equal to the average of his three then most recent annual cash bonuses.

The term “change of control” means any change in the composition of our board of directors such that the incumbent directors comprise less than one-half of the membership of our Board. The term “incumbent directors” means those persons currently serving as our directors, any person selected by the current directors to replace a director who dies, resigns or is removed as a director (and any such person shall thereafter be deemed to be a current director), or any person nominated by the current directors, or whose nomination is supported by the current directors, and who thereafter is elected by the stockholders as a director (and any such person shall thereafter be deemed to be a current director).

The term “cause” means:

•	conviction of a felony;

•	an act or acts of dishonesty intended to result in personal enrichment at our expense; or

•	failure to follow a reasonable and lawful order from our chief executive officer or the Board, within the reasonable scope of his duties and responsibilities, which failure is not cured within ten (10) days after notice.

The term “good reason” means the termination by Mr. Austin of his employment within the period ending six (6) months following a change of control for any of the following events, unless he has consented in writing to such event:

•	a material diminution of his base annual salary;

•	his assignment of any duties materially inconsistent with his position as chief financial officer (including status, offices, titles, and reporting requirements), or any material diminution of his authority, duties, or responsibilities, other than an isolated, insubstantial, or inadvertent action not taken in bad faith and which we remedy promptly after receipt of notice from Mr. Austin; or

•	any required relocation of his principal office to a location more than fifty (50) miles from Tulsa, Oklahoma.

The following table shows the potential payments upon termination of Mr. Austin’s employment with us as provided in his compensation arrangement:

		Involuntary
	Change of	Not For
Executive Benefits and Payments	Control	Cause
Upon Separation	Event	Termination
Base Salary(1)	$285,000	$285,000
Bonus	83,267	83,267
Accruals(2)	27,678	27,678

Total	$395,945	$395,945

(1)	Assumes termination as of December 31, 2010 and all salary due and payable, and all matching contributions pursuant to our 401(k) plan have been paid.

(2)	Accrued vacation balance payable as of December 31, 2010.

Mr. Austin’s employment arrangement contemplated the adoption of the 2009 CIC Plan, and includes specific provisions that address potential differences in the payment of change of control separation benefits. If circumstances under which the change of control separation benefit payable to Mr. Austin in the 2009 CIC Plan are substantially similar to the circumstances specified under his employment agreement, then the provisions of the 2009 CIC Plan will control. If, however, events subsequently occur that would have entitled Mr. Austin to the payment of change of control separation benefits under his employment agreement that are greater than those payable under the 2009 CIC Plan, we must make a cash payment to Mr. Austin equal to the increase in benefits payable. Assuming a termination as of December 31, 2010, the severance benefit payable to Mr. Austin under the 2009 CIC Plan would be greater than the benefit payable under his employment agreement.

Any payments of separation benefits may be delayed to ensure compliance with Section 409A in the same manner as described above under Mr. Lee’s employment agreement.

Change in Control Separation Benefit Plan of RAM Energy Resources, Inc, and Participating Subsidiaries

We adopted the 2009 CIC Plan to assure that we will have the continued dedication of each of our senior vice presidents and vice presidents (“Executives”), notwithstanding the possibility, threat, or occurrence of a change in control. Our Board believed it was important to diminish the inevitable distraction of these Executives by virtue of the personal uncertainties and risks created by a pending or threatened change in control, and to encourage these Executives’ full attention and dedication to our affairs during the term of the 2009 CIC Plan and upon the occurrence of such event. Our Board also believed that we are best served by providing these Executives with compensation arrangements upon a change in control which provide these Executives with individual financial security and which are competitive with those of other corporations. The principal provisions of the 2009 CIC Plan are as follows.

Change in Control

For purposes of the 2009 CIC Plan, a change in control shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

•	at the close of business day next following the day on which we learn of the acquisition by any unaffiliated person of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of the then outstanding shares of our common stock;

•	at any time the incumbent directors (defined below) shall cease for any reason to constitute a majority of our Board;

•	upon the consummation of a reorganization, merger or consolidation, or a sale or other disposition of all or substantially all of our assets, with certain limited exceptions where our stockholders continue to control the resulting entity (or the entity which purchases our assets) and the incumbent directors control the Board of the resulting entity (or the entity which purchases our assets); or

•	approval by our stockholders of a plan of complete liquidation or dissolution.

The incumbent directors are the members of the Board on the date of adoption of the 2009 CIC Plan, together with any person who thereafter becomes our director and whose election or nomination for election was approved by a vote of at least a majority of the incumbent directors (including directors so appointed or elected by incumbent directors) then on the Board; provided, however, that no individual initially elected or nominated as our director as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, including by reason of any agreement intended to avoid or settle any such election contest or solicitation of proxies or consents, shall be deemed an incumbent director.

Reasons for Termination of Employment of an Executive

Termination Upon Death or Becoming Disabled. An Executive’s employment shall terminate immediately upon the Executive’s death and we will have no further obligation under the 2009 CIC Plan to the deceased Executive or such Executive’s legal representatives. If the Executive’s employment is terminated due to the Executive becoming disabled, we will have no further obligation under the 2009 CIC Plan to the Executive or such Executive’s legal representatives. The term “disabled” means, with respect to any Executive, that (i) such Executive has received disability payments under our long-term disability plan for a period of three months or more, or (ii) based upon the written report of a mutually agreeable qualified physician designated by us and the Executive or the Executive’s representative, our Compensation Committee determines, in accordance with Section 409A, that the Executive has become physically or mentally incapable of performing the Executive’s essential job functions with or without reasonable accommodation or job protection as required by law for a continuous period expected to last not less than twelve months.

Termination by the Company; Cause. We may terminate an Executive’s employment at any time whether with or without cause. For purposes of the 2009 CIC Plan, “cause” means the termination of Executive’s employment due to:

•	the failure of the Executive to perform in any material respect the Executive’s prescribed duties to us (other than any such failure resulting from the Executive becoming disabled);

•	the commission by the Executive of a wrongful act that caused or was reasonably likely to cause damage to us;

•	an act of gross negligence, fraud, unfair competition, dishonesty or misrepresentation in the performance of the Executive’s duties on our behalf;

•	the conviction of or the entry of a plea of nolo contendere by the Executive to any felony or the conviction of or the entry of a plea of nolo contendere to any offense involving dishonesty, breach of trust or moral turpitude; or

•	a breach of the Executive’s fiduciary duty involving personal profit.

If we terminate the Executive’s employment for cause within the year following a change in control (the “Change in Control Period”), then such termination for cause shall not be effective for purposes of determining that the Executive is not entitled to payment of the separation benefit under the 2009 CIC Plan unless and until two-thirds of the Board adopt a resolution approving the termination of the Executive for cause, following notice and an opportunity to the Executive to be heard at a meeting called by the Board to discuss the Executive’s employment.

Termination by the Executive; Good Reason. The Executive may terminate the Executive’s employment at any time whether with or without good reason. The term “good reason” means the termination by the Executive of the Executive’s employment during the Change in Control Period for any of the following events, unless the Executive has consented in writing to such event:

•	any material diminution in the Executive’s annual base salary;

•	the assignment to the Executive of any duties materially inconsistent with the Executive’s position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities, other than an isolated, insubstantial, or inadvertent action not taken in bad faith and which we remedy promptly after receipt of notice from the Executive;

•	any failure by us to require any successor or assignee to assume the obligations under the 2009 CIC Plan; or

•	any relocation of the Executive’s principal office to a location more than fifty (50) miles from the Executive’s principal office prior to such relocation.

No termination of employment for good reason shall be effective for purposes of determining that the Executive is entitled to payment of the separation benefits under the 2009 CIC Plan unless (i) following receipt of proper notice, we fail to either cure the offending cause or notify the Executive of our intended method of cure, and (ii) the Executive timely delivers a notice of termination.

Termination Prior to a Change in Control. If we terminate the Executive’s employment other than for cause, the Executive’s death or the Executive becoming disabled, and a change in control occurs within six (6) months following the date of termination, then for purposes determining eligibility for payment of the separation benefits under the 2009 CIC Plan, such change in control shall be deemed to have occurred immediately prior to the date of termination if either (i) the date of termination occurs following the execution of an agreement (including a letter of intent) that provides for a transaction that subsequently is consummated and constitutes such change in control, or (ii) the Executive reasonably demonstrates that such termination was effected in connection with, or in anticipation of, such change in control.

Separation Benefits Upon Termination of the Executive under the 2009 CIC Plan

Accrued Obligations. Upon any termination of the Executive’s employment for any reason, we will pay the Executive any unpaid portion the Executive’s annual base salary through the date of termination and any accrued, unused vacation through the date of termination (the “Accrued Obligations”).

Termination for Good Reason; Other Than for Cause, Death, or Becoming Disabled. If during the Change in Control Period (i) we terminate the Executive’s employment other than for cause, the Executive’s death, or the Executive becoming disabled, or (ii) the Executive terminates the Executive’s employment for good reason, then we will, in addition to the payment of the Accrued Obligations, pay the following separation benefits to the Executive:

•	If the Executive is a vice president, we will pay the Executive a lump sum in cash equal to one times the sum of the greater of (x) the Executive’s annual base salary as of the date of termination, and (y) the Executive’s annual base salary at any time during the one-year period before the change in control.

•	If the Executive is a senior vice president, we will pay the Executive a lump sum in cash equal to two times the sum of the greater of (x) the Executive’s annual base salary as of the date of termination, and (y) the Executive’s annual base salary at any time during the one-year period before the change in control.

•	We will also provide the Executive:

•	with limited exceptions and for the period allowed under Section 4980B of the Code (not less than 18 months), the same level of health and dental insurance benefits for the Executive (and the Executive’s dependents, if applicable) upon substantially similar terms and conditions (including contributions required by the Executive for such benefits) as existed immediately before the date of termination; and

•	for a period of 18 months, the same level of life and disability insurance benefits for the Executive, upon substantially similar terms and conditions (including contributions required by the Executive for such benefits) as existed immediately before the date of termination.

Cause; Other than for Good Reason. If during the Change in Control Period the Executive’s employment is terminated for cause, or by reason of death or disability, or the Executive terminates the Executive’s employment without good reason, then the Executive shall have no further rights and we will have no further obligations to the Executive under the 2009 CIC Plan, other than for payment of the Accrued Obligations.

The following tables show the potential separation benefits to be paid upon termination of our named executive officers other than Mr. Lee, who is not eligible for separation benefits under the 2009 CIC Plan.

G. Les Austin
	Termination	Termination
	For Cause, Death,	With Good Reason, or
Executive Benefits and Payments	Disability or Without	Other Than For Cause,
Upon Separation	Good Reason	Death or Disability
Base Salary(1)	$—	$570,000
Health and Welfare Benefits(2)	—	20,250
Accruals(3)	27,678	27,678

Total	$27,678	$617,928

(1)	Assumes termination as of December 31, 2010 and all salary due and payable and all matching contributions pursuant to our 401(k) plan to that date have been paid.

(2)	Average monthly cost is $1,125.

(3)	Accrued vacation balance payable as of December 31, 2010.

Larry G. Rampey
	Termination	Termination
	For Cause, Death,	With Good Reason, or
Executive Benefits and	Disability or Without	Other Than For Cause,
Payments Upon Separation	Good Reason	Death or Disability
Base Salary(1)	$—	$640,000
Health and Welfare Benefits(2)	—	20,250
Accruals(3)	134,923	134,923

Total	$134,923	$795,173

(1)	Assumes termination as of December 31, 2010 and all salary due and payable and all matching contributions pursuant to our 401(k) plan to that date have been paid.

(2)	Average monthly cost is $1,125.

(3)	Accrued vacation balance payable as of December 31, 2010. This balance represents accrued exceptions to our policy of permitting a maximum of 240 hours of vacation time to be carried over to subsequent years. Exceptions were granted due to Mr. Rampey’s inability to use vacation within a given year because of workload requirements. All exceptions to our carry-over policy were approved by our president and chief executive officer. No further exceptions will be authorized.

Drake N. Smiley
	Termination	Termination
	For Cause, Death,	With Good Reason, or
Executive Benefits and	Disability or Without	Other Than For Cause,
Payments Upon Separation	Good Reason	Death or Disability
Base Salary(1)	$—	$590,000
Health and Welfare Benefits(2)	—	20,250
Accruals(3)	119,560	119,560

Total	$119,560	$729,810

(1)	Assumes termination as of December 31, 2010 and all salary due and payable and all matching contributions pursuant to our 401(k) plan to that date have been paid.

(2)	Average monthly cost is $1,125.

(3)	Accrued vacation balance payable as of December 31, 2010. This balance represents accrued exceptions to our policy of permitting a maximum of 240 hours of vacation time to be carried over to subsequent years. Exceptions were granted due to Mr. Smiley’s inability to use vacation within a given year because of workload requirements. All exceptions to our carry-over policy were approved by our president and chief executive officer. No further exceptions will be authorized.

Any payments of separation benefits may be delayed to ensure compliance with Section 409A in the same manner as described above under Mr. Lee’s employment agreement.

Director Compensation

Our Board of Directors determines all cash and non-cash compensation paid to our independent directors. Mr. Lee, our only management director, receives no compensation as a director. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In March of 2010, our Compensation Committee reviewed the Director Compensation Review prepared by Pearl Meyer & Partners that reflected that our independent directors were paid significantly less than directors of peer group companies, both in total cash compensation and in equity grants. The Compensation Committee determined that because each of our independent directors is a committee chair, and each member serves on each Board committee, the independent members of our Board of Directors have considerably more responsibility that the average director on a much larger Board. The Committee also noted that because we have such a small Board in comparison with the peer group, our overall Board compensation burden is substantially less than the peer group. After consideration of these and other factors, the Committee recommended, and the Board approved, the payment of annual compensation to our independent directors for 2010 as follows:

•	Cash compensation of the following:

•	an annual base retainer of $50,000;

•	a meeting fee of $1,000 per meeting attended for all in person and telephonic meetings of the Board and each Board Committee subject to a $15,000 per year cap on meeting fees;

•	an additional annual retainer of $15,000 for the Chairman of the Audit Committee;

•	an additional annual retainer of $15,000 for the Chairman of the Compensation Committee; and

•	an additional annual retainer of $15,000 for the Chairman of the Nominating and Corporate Governance Committee; and

•	Equity-based awards in the form shares of restricted stock under our 2006 Plan having a fair market value on the date of grant equal to $80,000.

On March 15 and May 3, 2010, we granted restricted stock awards of 20,000 and 24,646 shares, respectively, to each of Messrs. Lane, Marshall and Reardon. The market price of the shares of our common stock on the date of grant was $1.56 per share on March 15, 2010 and $1.98 per share on May 3, 2010. The fair market value of these awards totaled approximately $80,000 as of the respective dates of grant. All of the shares granted vest one year from the date of grant.

The table below summarizes the compensation paid by us to independent directors for the fiscal year ended December 31, 2010.

(a)	(b)	(c)	(f)	(g)
	Fees Earned	Stock	All Other
	or Paid in	Awards	Compensation
Name	Cash ($)	($)(1)	($)(2)	Total
Sean P. Lane	$80,000	$79,999	$4,962	$164,961
Gerald R. Marshall	80,000	79,999	4,312	164,311
John M. Reardon	80,000	79,999	10,394	170,393

(1)	The amounts reflect the grant date fair market value computed in accordance with FASB ASC Topic 718.

(2)	The amount reflects perquisite value as calculated in accordance with Internal Revenue Service guidelines.

2006 Long-Term Incentive Plan

The purposes of our 2006 Plan are to promote our growth and profitability, to provide our executives, directors and other employees, and persons who, by their position, ability and diligence are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives, to attract and retain executives and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in us.

Under our 2006 Plan, we may grant restricted stock, stock options, stock appreciation rights or other awards to any of our directors, officers or full-time employees or those of our subsidiaries, and to any independent contractors and consultants who by their position, ability and diligence are able to make important contributions to our future growth and profitability. Generally, all classes of our employees are eligible to participate in our 2006 Plan.

Our 2006 Plan currently provides that a maximum of 7,400,000 shares of our common stock may be issued in conjunction with awards granted under our 2006 Plan. At March 30, 2011, 1,991,521 shares of our common stock remained available for awards to be granted under our 2006 Plan, and 2,480,622 shares remained granted, but unvested. Awards that are forfeited under the 2006 Plan will again be eligible for issuance as though the forfeited awards had never been issued. Similarly, awards settled in cash will not be counted against the shares authorized for issuance upon exercise of awards under the 2006 Plan.

Administration

The Compensation Committee of our Board of Directors administers our 2006 Plan. The members of our Compensation Committee serve at the pleasure of our Board of Directors. With respect to stock options or restricted stock awards to be made to any of our directors, the Compensation Committee will make recommendations to our Board of Directors as to:

•	which of such persons should be granted options or restricted stock;

•	the terms of proposed grants or awards of options or restricted stock to those selected by our Board of Directors to participate;

•	the exercise price for options; and

•	any limitations, restrictions and conditions upon any option grants or restricted stock awards.

Any award of restricted stock or grant of options to any of our directors under our 2006 Plan must be approved by our Board of Directors.

In connection with the administration of our 2006 Plan, the Compensation Committee, with respect to stock options, restricted stock and other awards to be made to any officer, employee or consultant who is not one of our directors, will:

•	determine which employees and other persons will be granted options or restricted stock under our 2006 Plan;

•	grant the options or restricted stock awards to those selected to participate;

•	determine the exercise price for options; and

•	prescribe any limitations, restrictions and conditions upon any option grants or restricted stock awards.

In addition, our Compensation Committee will:

•	interpret our 2006 Plan; and

•	make all other determinations and take all other actions that may be necessary or advisable to implement and administer our 2006 Plan.

Types of Awards

Our 2006 Plan permits the Compensation Committee to make several types of awards and grants, the principal types of which are awards of shares of restricted stock, the grant of options to purchase shares of our common stock, and awards of stock appreciation rights, or SARs.

Restricted Stock. Restricted shares of our common stock may be granted under our 2006 Plan subject to such terms and conditions, including forfeiture and vesting provisions, and restrictions against sale, transfer or other disposition as our Board of Directors or the Compensation Committee may determine to be appropriate at the time of making the award. In addition, our Board of Directors or the Compensation Committee may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the employee, be delivered to and held by us until such restrictions lapse. Our Board of Directors or the Compensation Committee, in its discretion, may provide for a modification or acceleration of shares of restricted stock in the event of a change in control, death or permanent disability of the employee, or for such other reasons as our Board of Directors or the Compensation Committee may deem appropriate in the event of the termination of employment of the covered employee.

Stock Options. Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of our stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under our 2006 Plan will be determined by our Board of Directors or the Compensation Committee at the time of the grant. Either our Board of Directors or the Compensation Committee will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, either our Board of Directors or the Compensation Committee may, in its discretion, impose limitations on the exercise of all or some options granted under our 2006 Plan, such as specifying minimum periods of time after grant during which options may not be exercised. Our 2006 Plan also contains provisions for our Board of Directors or Compensation Committee to provide for acceleration of the right of an individual employee to exercise his or her stock option or restricted stock award in the event we experience a change of control. No cash consideration is payable to us in exchange for the grant of options.

Our 2006 Plan provides that the stock options may either be Incentive Stock Options within the meaning of Section 422 of the Code, or Non-Qualified Options, which are stock options other than Incentive Stock Options within the meaning of Sections 82 and 421 of the Code.

Incentive Stock Options. Incentive Stock Options may be granted only to our employees or employees of our subsidiaries, and must be granted at a per share option price not less than the fair market value of our common stock on the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a stockholder who owns shares of our outstanding stock of all classes representing more than 10% of the total combined voting power of all of our outstanding stock of all classes entitled to vote in the election of directors, the per share option price may not be less than 110% of the fair market value of one share of our common stock on the date the Incentive Stock Option is granted and the term of such option may not exceed five years. As required by the Code, the aggregate fair market value, determined at the time an Incentive Stock Option is granted, of our common stock with respect to which Incentive Stock Options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option plans may not exceed $100,000. The maximum number of shares of our common stock underlying Incentive Stock Options granted under our 2006 Plan may not exceed 2,400,000.

Non-Qualified Options. Non-Qualified Options are stock options which do not qualify as Incentive Stock Options. Non-Qualified Options may be granted to our consultants and independent contractors, as well as to our employees. The exercise price for Non-Qualified Options will be determined by the Compensation Committee at the time the Non-Qualified Options are granted, but may not be less than 75% of the fair market value of our common stock on the date the Non-Qualified Option is granted. Non-Qualified Options are not subject to any of the restrictions described above with respect to Incentive Stock Options. Incentive Stock Options and Non-Qualified Options are treated differently for federal income tax purposes as described below under “—Tax Treatment.”

The exercise price of stock options may be paid in cash, in whole shares of our common stock, in a combination of cash and our common stock, or in such other form of consideration as our Board of Directors or the Compensation Committee may determine, equal in value to the exercise price. However, only shares of our common stock which the optionee has held for at least six months on the date of the exercise may be surrendered in payment of the exercise price for the options.

Stock Appreciation Rights. Awards of stock appreciation rights, which we refer to as SARs, entitle the recipient to receive a payment from us equal to the amount of any increase in the fair market value of the shares of our common stock subject to the SAR award between the date of the grant of the SAR award and the fair market value of these shares on the exercise date. Our 2006 Plan provides for payment in the form of shares of our common stock or cash.

Performance Unit Awards. Performance units entitle the recipient to receive a certain target, maximum or minimum value in cash or common stock per unit upon the achievement of performance goals established by our Board of Directors or our Compensation Committee.

Transferability

Restricted stock awards and awards of SARs are not transferable during the restriction period. Incentive Stock Options are not transferable other than by will or by the laws of descent and distribution. Non-Qualified Stock Options are transferable on a limited basis. In no event may a stock option be exercised after the expiration of its stated term.

Termination

Rights to restricted stock, SARs and stock options which have not vested will generally terminate immediately upon the holder’s termination of employment with us or any of our subsidiaries for any reason other than retirement with our consent, disability or death. Our Board of Directors or the Compensation Committee may determine, at the time of the grant, that a holder’s stock option agreement may contain provisions permitting the optionee to exercise the stock options for a specified period after such termination, or for any period our Board of Directors or the Compensation Committee determines to be advisable after the optionee’s employment terminates by reason of retirement, disability, death, termination without cause, or following a change in control. Incentive Stock Options will, however, terminate no more than three months after termination of the holder’s employment, twelve months after termination of the holder’s employment due to disability and three years after termination of the holder’s employment due to death. Our Board of Directors or the Compensation Committee may permit a deceased holder’s stock options to be exercised by the holder’s executor or heirs during a period acceptable to our Board of Directors or the Compensation Committee following the date of the optionee’s death but such exercise must occur prior to the expiration date of the stock option.

Dilution; Substitution

Our 2006 Plan provides protection against substantial dilution or enlargement of the rights granted to holders of restricted stock and options in the event of stock splits, recapitalizations, mergers, consolidations, reorganizations or similar transactions. New option rights may, but need not, be substituted for the stock options granted under our 2006 Plan, or our obligations with respect to stock options outstanding under our 2006 Plan may, but need not, be assumed by another corporation in connection with any merger, consolidation, acquisition, separation, reorganization, sale or distribution of assets, liquidation or like occurrence in which we are involved. In the event that our 2006 Plan is assumed, the stock issuable upon the exercise of stock options previously granted under our 2006 Plan will thereafter include the stock of the corporation granting such new option rights or assuming our obligations under the 2006 Plan.

Amendment

Our Board of Directors may amend our 2006 Plan at any time. However, without stockholder approval, our 2006 Plan may not be amended in a manner that would increase the number of shares that may be issued under our 2006 Plan, extend the term of our 2006 Plan, or otherwise disqualify our 2006 Plan for coverage under Rule 16b-3 promulgated under the Exchange Act. Restricted stock or stock options previously granted under our 2006 Plan may not be impaired or affected by any amendment of our 2006 Plan, without the consent of the affected grantees.

Accounting Treatment

Under current generally accepted accounting principles, when we make a grant of restricted stock, an amount equal to the fair market value of the restricted stock at the date of grant is charged to our compensation expense over the period of the restriction. The fair value of any stock option as of the date of grant will likewise be charged to our compensation expense over the requisite service period of the option. The cash we receive upon the exercise of stock options would be reflected as an increase in our capital. No additional compensation expense will be recognized at the time stock options are exercised.

Tax Treatment

The following is a brief description of the federal income tax consequences, under existing law, with respect to restricted stock and stock options that may be granted as awards under our 2006 Plan.

Restricted Stock. A recipient of restricted stock generally will not recognize any taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income. If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.

A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock. Section 83(b) of the Code permits a recipient of restricted stock, which is not yet required to be included in taxable income, to elect, within 30 days of the award of restricted stock, to include in income immediately the difference between the fair market value of the shares of restricted stock at the date of the award and the amount paid for the restricted stock, if any. The election permits the recipient of restricted stock to fix the amount of income that must be recognized by virtue of the restricted stock grant. We will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.

Incentive Stock Options. An optionee will not realize any taxable income upon the grant or the exercise of an Incentive Stock Option. However, the amount by which the fair market value of the shares covered by the Incentive Stock Option (on the date of exercise) exceeds the option price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each optionee’s individual circumstances. If the optionee does not dispose of the shares of our common stock acquired by exercising an Incentive Stock Option within two years from the date of the grant of the Incentive Stock Option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the stock, any amount realized by the optionee in excess of the option price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. We generally will not be entitled to an income tax deduction with respect to the grant or exercise of an Incentive Stock Option.

If any shares of our common stock acquired upon exercise of an Incentive Stock Option are resold or disposed of before the expiration of the prescribed holding periods, the optionee would realize ordinary income instead of capital gain. The amount of the ordinary income realized would be equal to the lesser of (i) the excess of the fair market value of the stock on the exercise date over the option price; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized. Any additional gain would be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period has been satisfied. In the event of a premature disposition of shares of stock acquired by exercising an Incentive Stock Option, we would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

Non-Qualified Options. An optionee will not realize any taxable income upon the grant of a Non-Qualified Option. At the time the optionee exercises the Non-Qualified Option, the amount by which the fair market value, at the time of exercise, of the shares covered by the Non-Qualified Option exceeds the option price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise. We will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee. If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as a capital gain or loss, short-term or long-term depending on the length of time the stock was held by the optionee before sale.

Securities Authorized for Issuance Under Our 2006 Plan

The following table provides information for all equity compensation plans as of the fiscal year ended December 31, 2010, under which our equity securities were authorized for issuance:

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to	Weighted Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	—	$—	1,960,271 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	1,960,271

(1)	Shares awarded under all above plans may be newly issued, from our treasury or acquired in the open market.

(2)	This number reflects shares available for issuance under our 2006 Plan as of December 31, 2010.

PROPOSAL II
ADVISORY VOTE ON EXECUTIVE COMPENSATION

In General

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This vote is referred to by the SEC as a “say-on-pay” vote. Therefore, we are asking our stockholders to approve an advisory resolution on our executive compensation as reported in this Proxy Statement.

As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to obtain and retain our key executives, reward longevity of employment, reward the achievement of annual, long-term and strategic goals, align the executives’ interests with those of the stockholders and ultimately improve stockholder value.

We urge our stockholders to read the “Compensation Discussion and Analysis” beginning on page 12 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 20 through 31, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to our recent and long-term success.

Non-Binding Nature of Vote

This stockholder vote on executive compensation is advisory and non-binding on the Board or the Company in any way. Although non-binding, the Compensation Committee and the Board will consider the results of the most recent stockholder advisory vote on executive compensation, referred to by the SEC as the “say-on-pay” vote, in determining compensation policies and decisions concerning named executive officers.

Required Vote; Broker Discretionary Voting Not Permitted

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this non-binding proposal. Broker discretionary voting of uninstructed shares is not permitted for a stockholder vote on executive compensation. Broker non-votes will not be counted as shares present in tabulating the votes on the advisory vote on executive compensation.

Approval of Compensation Paid to the Company’s Named Executive Officers

As required by Section 14A of the Exchange Act, we are asking stockholders to vote on the following non-binding proposal at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL III
ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

In General

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that our stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC, which the SEC refers to as a “say-on-pay” vote as described in Proposal II above. By voting with respect to this Proposal III, stockholders may indicate whether they would prefer that we conduct future “say-on-pay” votes once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for us and therefore our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation. In determining to recommend that stockholders vote for a frequency of once every three years, the Board considered how an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation.

Non-Binding Nature of Vote

This stockholder vote on the frequency of future advisory votes on executive compensation is advisory and not binding on the Board or the Company in any way. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as the adoption of material changes to our executive compensation programs.

Required Vote; Broker Discretionary Voting Not Permitted

By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future “say-on-pay” votes once every one, two, or three years. A plurality of the shares present or represented and entitled to vote either in person or by proxy is required to determine the outcome of this non-binding proposal. Broker discretionary voting of uninstructed shares is not permitted for a stockholder vote on the frequency of future advisory votes on executive compensation. Because the advisory vote on the frequency of advisory votes on executive compensation is determined by a plurality of the votes cast, abstentions and broker non-votes will not be counted in determining the outcome of this proposal.

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

As required by Section 14A of the Exchange Act, we are asking stockholders to vote on the preferred frequency of future advisory votes on executive compensation by selecting the option of one year, two years, or three years (or abstain) in response to the following proposal at the Annual Meeting:

“RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth as set forth in the Company’s Proxy Statement should be every year, every two years or every three years.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY THREE YEARS AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL IV
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

UHY LLP (“UHY”) was reappointed by the Audit Committee of our Board of Directors as our independent auditors for 2011. UHY is registered with the Public Company Accounting Oversight Board.

UHY representatives are expected to attend the 2011 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Stockholder ratification of the selection of UHY as our independent auditors is not required by our bylaws or otherwise. However, we are submitting the selection of UHY to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain UHY. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in our best interests and the best interests of our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE FIRM OF UHY LLP AS INDEPENDENT AUDITORS FOR RAM ENERGY RESOURCES, INC. FOR THE YEAR 2011.

Information Relating to Our Independent Registered Public Accounting Firm

UHY LLP has served as our independent public accountants for our fiscal years ended December 31, 2010 and 2009, and will serve as our independent public accountants for 2011. UHY leases all its personnel, who work under the control of UHY partners, from wholly-owned subsidiaries of UHY Advisors, Inc, in an alternative practice structure.

Audit Fees

The aggregate fees billed by UHY for professional services rendered for the audit of the Company’s annual financial statements, including for professional services rendered in connection with the audit of internal control over financial reporting in compliance with Section 404 of the Sarbanes Oxley Act of 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q were $523,654 during the 2010 fiscal year and $557,000 during the 2009 fiscal year.

Audit-Related Fees

There were no audit-related fees for the 2010 or 2009 fiscal years.

Tax Fees

The aggregate fees billed by UHY for professional tax services were $49,624 during the 2010 fiscal year and $41,973 during the 2009 fiscal year.

All Other Fees

There were no fees billed by UHY for other services not disclosed above for the 2010 or 2009 fiscal years.

The Audit Committee has determined that the provision of non-audit services by UHY LLP did not impact the independence of that firm, and was compatible with maintaining such auditor’s independence.

The Audit Committee approves in advance all audit and non-audit services to be performed for us by our independent accountants. The Audit Committee pre-approved all services and fees for the fiscal years 2010 and 2009.

Audit Committee Report

The Audit Committee of the Board of Directors of RAM Energy Resources, Inc. (the “Company”) is responsible for providing independent, objective oversight and review of the Company’s accounting functions and internal controls. The Audit Committee is comprised of three non-employee directors. The Audit Committee is governed by a written charter adopted and approved by the Company’s Board of Directors in May 2006. The Company’s Board of Directors determined that all members of the Audit Committee are “independent” under The Nasdaq Stock Market listing standards, and that Gerald R. Marshall is an audit committee financial expert, as defined by SEC rules.

The responsibilities of the Audit Committee include the engagement of a public accounting firm to serve as the Company’s independent auditors. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with the Company’s management and its independent auditors, regarding the following:

•	the plan for, and the independent auditors’ report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to its stockholders, as well as the adequacy of its internal accounting controls, and accounting and financial personnel;

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in its financial statements, and recent developments in accounting rules; and

•	the establishment and maintenance of an environment at the Company that promotes ethical behavior.

The Company’s Audit Committee Charter provides, among other things, that the Audit Committee must pre-approve all audit and non-audit services to be provided by the Company’s independent auditors. The Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussions, the Audit Committee determined that it had fulfilled its responsibilities under the Audit Committee Charter.

The Audit Committee is responsible for recommending to the Company’s Board of Directors that the Company’s financial statements be included in its annual report. The Audit Committee took a number of steps in making this recommendation for 2010. First, the Audit Committee discussed with UHY LLP, the Company’s independent auditors for 2010, those matters required to be discussed by SAS 61 and related amendments (Codification of Statements on Auditing Standards, AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed UHY’s independence with UHY and received the written disclosures and the letter from UHY regarding its independence as required by the applicable requirements of the Public Company Accounting Oversight Board. This discussion and disclosure informed the Audit Committee of UHY’s independence, and assisted the Audit Committee in evaluating such independence. The Audit Committee also concluded that UHY’s provision of non-audit services to the Company is compatible with UHY’s independence. Finally, the Audit Committee reviewed and discussed, with the Company’s management and with UHY, the Company’s audited consolidated balance sheet at December 31, 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. Based on the discussions with UHY concerning the audit, the independence discussions, the financial statement review and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Company’s Board of Directors that the Annual Report on Form 10-K of RAM Energy Resources, Inc., for its fiscal year ended December 31, 2010, include these financial statements.

AUDIT COMMITTEE

Sean P. Lane
Gerald R. Marshall
John M. Reardon

March 30, 2011

OTHER INFORMATION

Availability of Form 10-K and Annual Report to Stockholders

We are required to provide an annual report to our stockholders who receive this proxy statement. We will also provide copies of the annual report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of our annual report are available without charge to our stockholders upon written request to our Secretary. You may review our filings with the SEC by visiting our website at http://www.ramenergy.com.

Stockholder Proposals for 2012

Our 2012 Annual Meeting of Stockholders is expected to be held on or about May 5, 2012, and proxy materials in connection with that meeting are expected to be mailed on or about April 4, 2012. In order to be included in our proxy materials for our 2012 Annual Meeting, we must receive stockholder proposals prepared in accordance with the proxy rules on or before December 1, 2011.

Any such proposal should be addressed to the Secretary, RAM Energy Resources, Inc., 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for our 2012 Annual Meeting of Stockholders in accordance with applicable law. We suggest that such proposals be sent by certified mail, return receipt requested.

If we receive notice after February 28, 2012 of any proposal which a stockholder intends to present at our 2012 Annual Meeting, then under the proxy rules, the persons named in the proxy solicited by our Board of Directors for our 2012 Annual Meeting may exercise discretionary voting with respect to such proposal to the extent permitted by applicable law.

In addition, our bylaws currently provide that in order for a stockholder to properly bring business before an annual meeting, the stockholder must have given timely notice of such proposed business in a writing delivered to our Secretary not less than sixty (60) nor more than ninety (90) days prior to the meeting. If we mail or otherwise provide notice, or public disclosure, of the date of our annual meeting on a date that is less that seventy (70) days prior to the date of the annual meeting, the stockholder’s notice that he or she proposes to bring business before the annual meeting must be received by us no later than the tenth business day following the day on which our notice of the annual meeting was mailed, or public disclosure was made, whichever event first occurs.

General

We know of no matters to be presented at our 2011 Annual Meeting other than those included in the Notice. Should any other matter requiring a vote of stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider to be our best interests. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the United States.

Householding and Combining Accounts

We may deliver only one proxy statement and annual report to an address shared by multiple stockholders unless we receive contrary instructions from one or more of the stockholders. Any stockholder at a shared address to which a single copy of the proxy statement and annual report have been sent who would like an additional copy of this proxy statement and annual report or future copies of proxy statements and annual reports may make a written or oral request to: Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004, (212) 509-4000

Similarly, any stockholders sharing an address and currently receiving multiple copies of proxy statements and annual reports may request that only a single copy of a proxy statement and annual report be delivered to them in the future. In addition, any stockholder with multiple accounts (receiving multiple proxy cards) who wishes to consolidate the stockholder’s shares into a single account can do so by contacting Continental at the address and telephone number above.

BY ORDER OF THE BOARD OF DIRECTORS

G. Les Austin
Secretary

Tulsa Oklahoma
April 4, 2011

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

PROXY
RAM ENERGY RESOURCES, INC.
5100 EAST SKELLY DRIVE, SUITE 650
TULSA, OKLAHOMA 74135
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints G. Les Austin and Sabrina M. Gicaletto, and each of them, proxies of the undersigned, with full power of substitution, to vote all common stock of RAM Energy Resources, Inc., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 5, 2011, or at any adjournments thereof, with all the power the undersigned would possess if personally present, on the below matters.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 AND 4, AND “3 YEARS” ON PROPOSAL 3, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 5.
(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

PROXY
							Please mark your votes as in this example	☒
PROPOSALS — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE LISTED NOMINEES, FOR PROPOSALS 2 AND 4, AND “3 YEARS” ON PROPOSAL 3.

1.	Election of Directors		WITHHOLD			FOR	AGAINST	ABSTAIN
	NOMINEE:	FOR ALL	AUTHORITY	2.	Advisory vote on executive compensation.	☐	☐	☐
		NOMINEES	FOR NOMINEES
	01 Sean P. Lane	☐	☐
02 John M. Reardon
						3 YEARS	2 YEARS	1 YEAR	ABSTAIN
				3.	Advisory vote on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual, write that nominee’s name in the space provided below:

				4.	Ratify and approve the appointment of UHY LLP as the independent registered public accounting firm for the Company for 2011.	FOR ☐	AGAINST ☐	ABSTAIN ☐

				5.	In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting.

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement. The undersigned hereby revokes any proxies heretofore given.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Dated	,2011.

Note: Please complete, date and sign exactly as your name appears hereon. In the case of joint owners, each owner should sign. When signing as administrator, attorney, corporate officer, executor, guardian, trustee, etc., please give your full title as such.